AGREEMENT AND PLAN OF MERGER
                           BY AND AMONG
                   NATIONAL ENERGY GROUP, INC.,
                           NEG-OK, INC.
                               AND
                   ALEXANDER ENERGY CORPORATION


                           June 6, 1996

                        TABLE OF CONTENTS
                                                                   Page

ARTICLE I.  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .2

     1.01   The Exchange Ratio . . . . . . . . . . . . . . . . . . . .2
     1.02   The Merger . . . . . . . . . . . . . . . . . . . . . . . .2
     1.03   Effect of the Merger . . . . . . . . . . . . . . . . . . .2
     1.04   Exchange of Certificates . . . . . . . . . . . . . . . . .3
     1.05   Taking Necessary Action; Further Action. . . . . . . . . .4
     1.06   Closing. . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.07   No Fractional Shares . . . . . . . . . . . . . . . . . . .5
     1.08   Dissenting Shares. . . . . . . . . . . . . . . . . . . . .5

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF NEG . . . . . . . . . .6

     2.01   Organization, NEG's Subsidiaries, etc. . . . . . . . . . .6
     2.02   Capital Stock of NEG and Acquisition . . . . . . . . . . .7
     2.03   Ownership Interests in and Securities
            of Others. . . . . . . . . . . . . . . . . . . . . . . . .8
     2.04   Financial Matters. . . . . . . . . . . . . . . . . . . . .8
     2.05   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .10
     2.06   Title and Liens. . . . . . . . . . . . . . . . . . . . . .11
     2.07   Agreements, Contracts and Commitments. . . . . . . . . . .11
     2.08   No Breach of Statute or Contract;
            Governmental Authorizations. . . . . . . . . . . . . . . .12
     2.09   Litigation or Adverse Events . . . . . . . . . . . . . . .13
     2.10   Patents, Trademarks, etc.. . . . . . . . . . . . . . . . .14
     2.11   Authorization of Agreement . . . . . . . . . . . . . . . .14
     2.12   Disclosure in Proxy Statement-Prospectus . . . . . . . . .15
     2.13   Broker's or Finder's Fees. . . . . . . . . . . . . . . . .15
     2.14   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .15
     2.15   Permits. . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.16   Completeness of Documents Furnished by NEG. .. . . . . . .16
     2.17   Disposition of Assets. . . . . . . . . . . . . . . . . . .16
     2.18   Employees and Labor. . . . . . . . . . . . . . . . . . . .16
     2.19   Obligations to Employees . . . . . . . . . . . . . . . . .18
     2.20   Vested Vacation Entitlement. . . . . . . . . . . . . . . .20
     2.21   Environmental Matters. . . . . . . . . . . . . . . . . . .20
     2.22   Books of Account . . . . . . . . . . . . . . . . . . . . .21
     2.23   Prior Obligations. . . . . . . . . . . . . . . . . . . . .21
     2.24   Oil and Gas Reserve Report . . . . . . . . . . . . . . . .21
     2.25   Title to Interests . . . . . . . . . . . . . . . . . . . .22
     2.26   Compliance with Leases and Laws. . . . . . . . . . . . . .23
     2.27   Sale of Production . . . . . . . . . . . . . . . . . . . .24
     2.28   Contracts. . . . . . . . . . . . . . . . . . . . . . . . .25
     2.29   Status of NEG Wells. . . . . . . . . . . . . . . . . . . .25
     2.30   Tax Partnerships . . . . . . . . . . . . . . . . . . . . .25
     2.31   Equipment and Off-Lease Facilities . . . . . . . . . . . .25
     2.32   SEC Documents. . . . . . . . . . . . . . . . . . . . . . .25
     2.33   Related Party Transactions . . . . . . . . . . . . . . . .26
     2.34   Certain Payments . . . . . . . . . . . . . . . . . . . . .26
     2.35   Royalty Accounts . . . . . . . . . . . . . . . . . . . . .27
     2.36   Accounts Payable . . . . . . . . . . . . . . . . . . . . .27

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ALEXANDER. . . . . . .27

     3.01   Organization, Alexander's Subsidiaries, etc. . . . . . . .27
     3.02   Capital Stock of Alexander . . . . . . . . . . . . . . . .29
     3.03   Ownership Interests in and Securities of Others. . . . . .29
     3.04   Financial Matters. . . . . . . . . . . . . . . . . . . . .30
     3.05   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .32
     3.06   Title and Liens. . . . . . . . . . . . . . . . . . . . . .32
     3.07   Agreements, Contracts and Commitments. . . . . . . . . . .33
     3.08   No Breach of Statute or Contract;
            Governmental Authorizations. . . . . . . . . . . . . . . .33
     3.09   Litigation or Adverse Events . . . . . . . . . . . . . . .35
     3.10   Patents, Trademarks, etc.. . . . . . . . . . . . . . . . .35
     3.11   Authorization of Agreement . . . . . . . . . . . . . . . .36
     3.12   Disclosure in Proxy Statement-Prospectus . . . . . . . . .36
     3.13   Broker's or Finder's Fees. . . . . . . . . . . . . . . . .36
     3.14   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .37
     3.15   Permits. . . . . . . . . . . . . . . . . . . . . . . . . .37
     3.16   Completeness of Documents Furnished by
            Alexander. . . . . . . . . . . . . . . . . . . . . . . . .37
     3.17   Disposition of Assets. . . . . . . . . . . . . . . . . . .38
     3.18   Employees and Labor. . . . . . . . . . . . . . . . . . . .38
     3.19   Obligations to Employees . . . . . . . . . . . . . . . . .39
     3.20   Vested Vacation Entitlement. . . . . . . . . . . . . . . .41
     3.21   Environmental Matters. . . . . . . . . . . . . . . . . . .41
     3.22   Books of Account . . . . . . . . . . . . . . . . . . . . .42
     3.23   Prior Obligations. . . . . . . . . . . . . . . . . . . . .42
     3.24   Oil and Gas Reserve Report . . . . . . . . . . . . . . . .42
     3.25   Title to Interests . . . . . . . . . . . . . . . . . . . .42
     3.26   Compliance with Leases and Laws. . . . . . . . . . . . . .44
     3.27   Sale of Production . . . . . . . . . . . . . . . . . . . .45
     3.28   Contracts. . . . . . . . . . . . . . . . . . . . . . . . .46
     3.29   Status of Alexander Wells. . . . . . . . . . . . . . . . .46
     3.30   Tax Partnerships . . . . . . . . . . . . . . . . . . . . .46
     3.31   Equipment and Off-Lease Facilities . . . . . . . . . . . .46
     3.32   SEC Documents. . . . . . . . . . . . . . . . . . . . . . .47
     3.33   Related Party Transactions . . . . . . . . . . . . . . . .47
     3.34   Certain Payments . . . . . . . . . . . . . . . . . . . . .47
     3.35   Royalty Accounts . . . . . . . . . . . . . . . . . . . . .48
     3.36   Accounts Payable . . . . . . . . . . . . . . . . . . . . .48

ARTICLE  IV.  CONDUCT AND TRANSACTIONS PRIOR TO
              EFFECTIVE DATE OF THE MERGER . . . . . . . . . . . . . .48

     4.01   Investigations; Operation of Business
            of Alexander . . . . . . . . . . . . . . . . . . . . . . .48
     4.02   Investigations; Operation of Business
            of NEG . . . . . . . . . . . . . . . . . . . . . . . . . .51
     4.03   Shareholder Approvals. . . . . . . . . . . . . . . . . . .55
     4.04   NEG Registration Statement, etc. . . . . . . . . . . . . .55
     4.05   Information for Proxy Statement-Prospectus . . . . . . . .55
     4.06   Restricted Common Stock. . . . . . . . . . . . . . . . . .55
     4.07   Letters from Affiliates. . . . . . . . . . . . . . . . . .56
     4.08   Consents . . . . . . . . . . . . . . . . . . . . . . . . .56
     4.09   NEG Board of Directors . . . . . . . . . . . . . . . . . .56
     4.10   Outstanding Alexander Options, Warrants
            and Stock Awards . . . . . . . . . . . . . . . . . . . . .56
     4.11   Filings. . . . . . . . . . . . . . . . . . . . . . . . . .57
     4.12   Notices of Certain Events. . . . . . . . . . . . . . . . .57
     4.13   Tax Free Reorganization. . . . . . . . . . . . . . . . . .57
     4.14   Recognition of Employment and Severance Agreements . . . .58

ARTICLE V.  CONDITIONS OF MERGER; ABANDONMENT OF MERGER. . . . . . . .58

     5.01   Conditions of Obligations of Alexander . . . . . . . . . .58

            (a) Resolutions of Shareholders and
                Board of Directors . . . . . . . . . . . . . . . . . .58
            (b) Representations and Warranties of
                NEG and Acquisition to be True . . . . . . . . . . . .58
            (c) Third Party Consents . . . . . . . . . . . . . . . . .59
            (d) Registration of NEG Stock. . . . . . . . . . . . . . .59
            (e) No Material Adverse Change . . . . . . . . . . . . . .59
            (f) Statutory Requirements . . . . . . . . . . . . . . . .59
            (g) Opinion of Counsel of NEG. . . . . . . . . . . . . . .60
            (h) Fairness Opinion . . . . . . . . . . . . . . . . . . .61
            (i) NEG Stock Price. . . . . . . . . . . . . . . . . . . .61
            (j) NEG Financing. . . . . . . . . . . . . . . . . . . . .61
            (k) Filing of Form S-4 . . . . . . . . . . . . . . . . . .61

     5.02   Conditions of Obligation of NEG. . . . . . . . . . . . . .62

            (a) Resolutions of Shareholders and
                Boards of Directors. . . . . . . . . . . . . . . . . .62
            (b) Representations and Warranties of
                Alexander to be True . . . . . . . . . . . . . . . . .62
            (c) Third Party Consents . . . . . . . . . . . . . . . . .62
            (d) Registration of NEG Stock. . . . . . . . . . . . . . .62
            (e) No Material Adverse Change . . . . . . . . . . . . . .62
            (f) Statutory Requirements . . . . . . . . . . . . . . . .63
            (g) Opinion of Counsel of Alexander. . . . . . . . . . . .63
            (h) Receipt of Letters from Alexander
                Affiliates . . . . . . . . . . . . . . . . . . . . . .65
            (i) Fairness Opinion . . . . . . . . . . . . . . . . . . .65
            (j) Outstanding Alexander Common Stock . . . . . . . . . .65
            (k) NEG Stock Price. . . . . . . . . . . . . . . . . . . .65
            (l) NEG Financing. . . . . . . . . . . . . . . . . . . . .65
     5.03   Conditions of Obligations of NEG
            and Alexander. . . . . . . . . . . . . . . . . . . . . . .65
            (a) Tax Opinion. . . . . . . . . . . . . . . . . . . . . .65
            (b) Payment of Prudential and
                McAfee & Taft. . . . . . . . . . . . . . . . . . . . .66
     5.04   Termination of Agreement and Abandonment
            of Merger. . . . . . . . . . . . . . . . . . . . . . . . .67
            (a) Mutual Consent . . . . . . . . . . . . . . . . . . . .67
            (b) By Alexander . . . . . . . . . . . . . . . . . . . . .67
            (c) By NEG . . . . . . . . . . . . . . . . . . . . . . . .67
     5.05   Effect of Termination and Abandonment. . . . . . . . . . .67

ARTICLE VI.  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . .67

     6.01   Amendments . . . . . . . . . . . . . . . . . . . . . . . .67
     6.02   "Subsidiaries"; "Material Adverse Effect"; "Knowledge" . .67
     6.03   Schedules. . . . . . . . . . . . . . . . . . . . . . . .  68
     6.04   Survival of Covenants, Representations
            and Warranties . . . . . . . . . . . . . . . . . . . . .  68
     6.05   Governing Law. . . . . . . . . . . . . . . . . . . . . .  68
     6.06   Notices. . . . . . . . . . . . . . . . . . . . . . . . .  68
     6.07   No Assignment. . . . . . . . . . . . . . . . . . . . . .  68
     6.08   Fees and Expenses. . . . . . . . . . . . . . . . . . . .  69
     6.09   Headings . . . . . . . . . . . . . . . . . . . . . . . .  70
     6.10   Counterparts . . . . . . . . . . . . . . . . . . . . . .  70
     6.11   Entire Agreement . . . . . . . . . . . . . . . . . . . .  70
     6.12   Publicity. . . . . . . . . . . . . . . . . . . . . . . .  70
     6.13   No Third Party Beneficiaries . . . . . . . . . . . . . .  70


                      EXHIBITS AND SCHEDULES

                             Exhibits

EXHIBIT A   Amendment to Certificate of
            Incorporation of NEG
EXHIBIT B   Certificate of Merger
EXHIBIT C   Form of Affiliates Letter


                            Schedules

Schedule 2.01   Subsidiaries and Partnerships of NEG
Schedule 2.02   Capital Stock of NEG
Schedule 2.03   Ownership Interests in Securities of Others
Schedule 2.04   Financial Matters
Schedule 2.05   Tax and Other Returns and Reports
Schedule 2.06   Title and Liens
Schedule 2.07   Agreements, Contracts and Commitments
Schedule 2.08   No Breach of Statute or Contract; Governmental
                Authorizations
Schedule 2.09   Litigation or Adverse Events
Schedule 2.13   Brokers
Schedule 2.14   Insurance
Schedule 2.17   Disposition of Assets
Schedule 2.18   Employees and Labor
Schedule 2.19   Obligations to Employees
Schedule 2.20   Vested Vacation Entitlement
Schedule 2.21   Environmental
Schedule 2.25A  Title to NEG Interests - Producing Leases
Schedule 2.25B  Title to NEG Interests - Non-Producing Leases
Schedule 2.25C  Title to NEG Interests - Non-Producing Mineral Fee
                Interests
Schedule 2.26   Compliance with Leases and Laws
Schedule 2.27   Sale of Production
Schedule 2.28   Contracts
Schedule 2.29   Status of NEG Wells
Schedule 2.30   Tax Partnerships
Schedule 2.32   SEC Documents of NEG
Schedule 2.33   Related Party Transactions of NEG
Schedule 2.34   Certain Payments of NEG
Schedule 2.35   Royalty Accounts
Schedule 2.36   Accounts Payable
Schedule 3.01   Subsidiaries and Partnerships of Alexander
Schedule 3.02   Capital Stock of Alexander
Schedule 3.03   Ownership Interests in Securities of Others
Schedule 3.04   Financial Matters
Schedule 3.05   Tax and Other Returns and Reports
Schedule 3.06   Title and Liens
Schedule 3.07   Agreements, Contracts and Commitments
Schedule 3.08   No Breach of Statute or Contract; Governmental
                Authorizations
Schedule 3.09   No Litigation or Adverse Events
Schedule 3.13   Brokers
Schedule 3.14   Insurance
Schedule 3.17   Disposition of Assets
Schedule 3.18   Employees and Labor
Schedule 3.19   Obligations to Employees
Schedule 3.20   Vested Vacation Entitlement
Schedule 3.21   Environmental Matters
Schedule 3.25A  Title to Alexander Interests - Producing Leases
Schedule 3.25B  Title to Alexander Interests - Non-Producing Leases
Schedule 3.25C  Title to Alexander Interests - Non-Producing
                Mineral Fee Interests
Schedule 3.26   Compliance with Leases and Laws
Schedule 3.27   Sale of Production
Schedule 3.28   Contracts
Schedule 3.29   Status of Alexander Wells
Schedule 3.30   Tax Partnerships
Schedule 3.32   SEC Documents of Alexander
Schedule 3.33   Related Party Transactions of Alexander
Schedule 3.34   Certain Payments of Alexander
Schedule 3.35   Royalty Accounts
Schedule 3.36   Accounts Payable
Schedule 4.01   Alexander's Proposed Capital Expenditures
Schedule 4.02   NEG's Proposed Capital Expenditures and Conduct of
                                Business Pending Closing

                   AGREEMENT AND PLAN OF MERGER
                           BY AND AMONG
                   NATIONAL ENERGY GROUP, INC.,
                         NEG-OK, INC. AND
                   ALEXANDER ENERGY CORPORATION
                          ______________


          AGREEMENT AND PLAN OF MERGER (hereinafter called the
"Agreement"), dated as of the 7th of June, 1996, by and among NATIONAL ENERGY GROUP, INC., a Delaware corporation ("NEG"), NEG-OK, Inc., a Delaware corporation ("Acquisition"), and ALEXANDER
ENERGY CORPORATION, an Oklahoma corporation ("Alexander").

                       W I T N E S S E T H:

          WHEREAS, all of the outstanding capital stock of Acquisition is owned by NEG; and

          WHEREAS, the Boards of Directors of NEG, Acquisition and Alexander, respectively, deem it advisable and in the best interests of the respective companies and their respective shareholders that Alexander merge with and into Acquisition pursuant to this Agreement and applicable provisions of the Oklahoma General Corporation Act (the "Oklahoma Act") and the
General Corporation Law of the State of Delaware (the "DGCL") (the
"Merger"); and

          WHEREAS, this Agreement, among other things, provides for
(i) the merger of Alexander with and into Acquisition, and (ii) the automatic conversion of each share of Alexander's common stock, par value $0.03 per share ("Alexander Common Stock"), outstanding at the Effective Time (as defined in Section 1.02), together with any and all rights associated with such Alexander Common Stock pursuant to the Rights Agreement ("Rights Agreement") dated December 15, 1994, between Alexander and Liberty Bank and Trust Company of Oklahoma City, N.A. and all related documents ("Associated Rights"), into one and seven tenths (1.7) shares of Common Stock of NEG, par value $0.01 per share (the "NEG Common Stock") which is currently entitled Class A Common Stock, but which will be renamed Common Stock after shareholder approval of NEG's Amendment to Certificate of Incorporation, a copy of which is attached hereto as Exhibit A; and

          WHEREAS, the Boards of Directors of the respective companies have approved and adopted this Agreement as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");


          NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:


                            ARTICLE I

                            THE MERGER

          1.01 The Exchange Ratio. NEG shall acquire Alexander through the merger of Alexander with and into NEG's wholly-owned subsidiary, Acquisition, under the terms of which each share of Alexander Common Stock issued and outstanding at the Effective Time (as defined in Section 1.02 hereof), together with all Associated Rights, will be converted as a result of the Merger into one and seven tenths (1.7) shares of fully paid and nonassessable shares of NEG's Common Stock (the "Exchange Ratio").

          Each share of Acquisition issued and outstanding at the Effective Time shall remain outstanding.

          1.02  The Merger.  Subject to Article V of this
Agreement, a Certificate of Merger substantially in the form attached hereto as Exhibit B (the "Certificate of Merger") shall be executed with reasonable promptness by the parties after satisfaction or waiver of the conditions to the Merger set forth herein and delivered to the Secretary of State of the State of Oklahoma (the "Oklahoma Secretary of State") and the Secretary of
State of the State of Delaware (the "Delaware Secretary of State") for filing and to be effective on such date (the "Effective Date" or the "Effective Date of the Merger") and time (the "Effective
Time" or the "Time of Filing") as may be mutually agreed by NEG and Alexander and set forth in the Certificate of Merger. As of the Effective Time of the Merger, the separate existence of Alexander shall cease and Alexander shall be merged with and into Acquisition, and the name of Acquisition shall be changed to NEG-OK, Inc.

          1.03 Effect of the Merger. In accordance with the provisions of this Agreement, the Oklahoma Act and the DGCL, at the Effective Time, Alexander shall be merged with and into Acquisition, which shall be the surviving corporation (Acquisition being herein sometimes referred to as the "Surviving Corporation"). The Certificate of Incorporation and By-Laws of Acquisition as in effect at the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Corporation until amended or supplemented in accordance with the DGCL. The officers and directors of Acquisition at the Effective Time shall be the officers and directors of Acquisition immediately after the Effective Time, each to serve until his respective successor is duly elected and qualified, or until his earlier resignation or removal. Acquisition, as the Surviving Corporation, shall, at and after the Effective Time, possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of Alexander and Acquisition (the "Constituent Corporations"), subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due on whatever account, as well as stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations and the title to any real estate, or any interest thereto, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the provisions of the Merger, the Oklahoma Act or the DGCL; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall assume and be liable for all of the obligations of Alexander under Alexander's Certificate of Incorporation and By-Laws as in effect immediately prior to the Effective Time relating to the indemnification of persons who are directors or officers of Alexander immediately prior to the Effective Time; it is the intent of this provision that the officers and directors be as fully indemnified after the Effective Time of the Merger for acts or omissions prior thereto as they were prior to the Merger. The provisions of this Section 1.03 shall survive the termination of the Agreement and shall be enforceable after the Effective Time by each of the persons who are officers and directors of Alexander immediately prior to the Effective Time.

          1.04 Exchange of Certificates. Immediately after the Effective Time, each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Alexander Common Stock and Associated Rights (the "Certificates") shall surrender the same to a bank or other financial institution selected by NEG and satisfactory to Alexander, which shall act as exchange agent for all such holders (the "Exchange Agent"), and such holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of whole shares of NEG Common Stock into which the shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.01 above. Approval of this Agreement by the shareholders of Alexander shall constitute ratification of the appointment of the Exchange Agent. At the Effective Time, all rights of holders of Alexander Common Stock and the Associated Rights, except with respect to Alexander Dissenting Shares (as defined below), if any, shall cease, except for the right to receive shares of NEG Common Stock as provided herein, and neither shares of Alexander Common Stock nor the Associated Rights shall be deemed to be outstanding for any purpose whatsoever. Until so surrendered, each outstanding Certificate shall be deemed for all corporate purposes (except the payment of dividends) from and after the Effective Time to evidence the ownership of the number of whole shares of NEG Common Stock into which the shares and rights represented thereby prior to such Effective Time shall have been converted. After the Effective Time and until the Certificates are so surrendered, no dividend payable to holders of record of NEG shall be paid to the holders of such Certificates in respect thereof. Upon surrender of such Certificates, however, there shall be paid to the holders of the Certificates for NEG Common Stock issued in exchange therefor the amount of dividends, if any, which theretofore became payable after the Effective Time with respect to such whole shares of NEG Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any such dividends. Promptly after the Effective Time, the Exchange Agent shall mail or deliver to each recordholder of Certificates a form letter of transmittal and instructions for use in surrendering Certificates and receiving payment therefor, which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder or established to the satisfaction of NEG that such tax has been paid or is not applicable.

          1.05 Taking Necessary Action; Further Action. The parties shall use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible, including recording the Certificate of Merger for the State of Delaware in the Office of the Recorder of the County of Newcastle in Delaware, if appropriate. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take, and shall take, all such action.

          1.06 Closing. Subject to the terms and provisions hereof, after satisfaction or waiver of the conditions to the Merger set forth herein, the effectiveness of the Merger will be confirmed at 11:00 a.m. at the offices of Strasburger & Price, LLP, 901 Main Street, Suite 4300, Dallas, Texas on August 30, 1996, or at such earlier or later date or place as shall be mutually agreed by NEG and Alexander, such date and time herein sometimes referred to as the "Closing" or "Closing Date."

          1.07 No Fractional Shares. No certificates or scrip for fractional shares of NEG Common Stock will be issued and no such fractional share interest shall entitle the owner thereof to vote or to have any rights of a shareholder of NEG. In lieu of such fractional shares, any holder of Alexander Common Stock and Associated Rights who otherwise would have been entitled to receive fractional shares of NEG Common Stock shall, after surrender of his Certificate, be paid the cash value of each such fraction, which shall be equal to the fraction multiplied by the closing sales price of NEG Common Stock on the Nasdaq National Market for the trading day preceding the Closing Date. The Exchange Agent shall, subject to any applicable abandoned property, escheat or similar law, until one year after the Effective Date, pay to such holders, upon surrender of their Certificates, the cash value of such fraction so determined, without interest. Any balance of such cash, as to which Certificates shall not have been surrendered by the expiration of such one-year period, shall thereafter be returned to and held by NEG subject to any applicable statute of limitations or any abandoned property, escheat or similar law.

          1.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Alexander Common Stock which are outstanding immediately prior to the Effective Time and which are held by holders who shall have delivered a written demand for appraisal of such Alexander Common Stock ("Alexander Dissenting Shares") in the manner provided in Section 1091 of the Oklahoma Act shall not be converted into or be exchangeable for the right to receive the consideration provided for in Section 1.01; but the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of
Section 1091 of the Oklahoma Act; provided, however, that (i) if any holder of Alexander Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for appraisal of such Alexander Common Stock (with the written approval of NEG, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if neither any holder of Alexander Dissenting Shares nor NEG has filed a petition demanding a determination of the value of all Alexander Dissenting Shares within the time provided in Section 1091 of the Oklahoma Act, such holders shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have become exchangeable for, as of the Effective Time, the right to receive the merger consideration provided in Section 1.01, without any interest thereon.

                            ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF NEG

          NEG (unless the context otherwise indicates, for purposes of this Agreement NEG shall include the NEG Subsidiaries and the NEG Partnerships as defined herein) represents and warrants to Alexander as follows:

          2.01 Organization, NEG's Subsidiaries, etc. NEG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NEG has the corporate power and authority to own its property and to carry on its business as now being conducted. NEG has the corporate power and authority to execute, deliver and perform this Agreement and the Certificate of Merger and to consummate the transactions contemplated hereby and thereby; and NEG is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not individually or in the aggregate have or result in a Material Adverse Effect (as defined in Section 6.02(b) hereof) on or to NEG.

          NEG has delivered to Alexander certified copies of its Certificate of Incorporation and Bylaws which reflect all amendments made at any time prior to the date of this Agreement and are complete and accurate in all respects as of the date hereof. The minute books containing the records of meetings of the shareholders and Board of Directors of NEG are complete and correct in all respects. Such minute books have been made available to Alexander for examination. NEG is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws except for such defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on or to NEG.

          Schedule 2.01 hereto sets forth a complete and correct description of (i) the name and jurisdiction of incorporation of each of the direct and indirect Subsidiaries of NEG (such subsidiaries are sometimes hereafter collectively referred to as the "NEG Subsidiaries" or individually as an "NEG Subsidiary" and, except for those accounted for on the equity method of accounting, sometimes collectively referred to as the "NEG Consolidated Subsidiaries") and (ii) the name and jurisdiction of organization of, and interest of NEG in, each partnership or joint venture in which NEG owns an equity interest (collectively the "NEG
Partnerships" or individually an "NEG Partnership").   Except as
set forth on Schedule 2.01, (i) all of the issued and outstanding shares of capital stock of each NEG Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or beneficially by NEG or an NEG Subsidiary free and clear of any liens, claims or other encumbrances or rights of third parties, and (ii) the interest of NEG or an NEG Subsidiary in each NEG Partnership is owned by NEG or an NEG Subsidiary free and clear of any liens, claims or encumbrances or rights of third parties. Except as set forth on Schedule 2.01, there are no outstanding options, warrants or rights to purchase or acquire any capital stock of any of the NEG Subsidiaries, and there are no contracts, commitments, understandings, arrangements or restrictions by which any NEG Subsidiary or NEG is bound to sell or issue any shares of capital stock of such NEG Subsidiary or any interest in any NEG Partnership.

          Each NEG Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its respective property and to carry on its respective business as now being conducted, and is duly qualified and/or licensed as may be required and in good standing as a foreign corporation, as the case may be, in each jurisdiction in which the nature of the business conducted by it or the character of the property owned, leased or used by any of them makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on NEG.

          2.02  Capital Stock of NEG and Acquisition.

                (a)  As of the date of this Agreement, the
authorized capital stock of NEG consists of (i) 50,000,000 shares of Class A Common Stock, $0.01 par value, of which 12,114,532 shares are issued and outstanding; (ii) 200,000 shares of Class B Common Stock, $0.01 par value, none of which are issued and outstanding; and (iii) 1,000,000 shares of preferred stock, $1.00 par value, of which 52,500 shares of 10% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred") and 40,000 shares of 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred") (collectively, the "NEG Preferred Stock") are issued and outstanding. As of the date of this Agreement, there are no shares of capital stock held in the treasury of NEG. Such issued and outstanding shares of NEG Common Stock and NEG Preferred Stock are validly authorized and issued and fully paid and nonassessable. Except as set forth in Schedule 2.02 attached hereto, NEG has not, subsequent to December 31, 1995, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Except as set forth in Schedules 2.02 and 2.18, there are no contracts, commitments, understandings, arrangements or restrictions by which NEG is bound to sell or issue any shares of capital stock of NEG. Except as described at Schedule 2.02, all dividends which have been declared by NEG with respect to its capital stock have been fully paid or distributed, as applicable. Except as set forth on Schedule 2.02, NEG has not heretofore agreed to take any such action, will not take any such action during the period between the date of this Agreement and the Effective Date of the Merger and there are no outstanding contractual obligations of NEG to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of NEG.

                (b) Set forth on Schedule 2.02 attached hereto is a list of all outstanding options, warrants or other rights to subscribe for or to purchase from NEG any capital stock of NEG or securities convertible into or exchangeable for capital stock of NEG setting forth, in each case, the name of the optionee, the number of shares subject to options which are currently exercisable, the number of shares subject to options which will become exercisable in the future and the date on which such options become exercisable, the option exercise price, whether or not stock appreciation rights ("SAR's") are attached to the options and the date or dates on which such SAR's become exercisable.

                (c) The authorized capital stock of Acquisition consists of 50,000 shares of common stock, par value $1.00 per share, of which 100 shares of Acquisition Common Stock are issued and outstanding and owned of record by NEG. No shares of common stock of Acquisition are held in the treasury. As of the date of this Agreement, there are no outstanding options, warrants or other rights to subscribe for or purchase from Acquisition any capital stock of Acquisition, or securities convertible into capital stock of Acquisition.

          2.03 Ownership Interests in and Securities of Others. Set forth in Schedule 2.03 attached hereto are (i) a description of the types and amounts of investment securities, bonds and debentures owned by NEG and (ii) a list of all equity or ownership interests of NEG in other business enterprises or entities other than the NEG Consolidated Subsidiaries, and Schedule 2.03 indicates any such interests which are held subject to any legal, contractual or other limitations or restrictions on the right to resell the same. Except as set forth in Schedule 2.03, there are no outstanding options, warrants or other rights to subscribe for or purchase from NEG any of the debt, equity, or ownership interests set forth in such Schedule 2.03.

          2.04  Financial Matters.

                (a) NEG has previously furnished Alexander a true and complete copy of (i) NEG's Annual Report on Form 10-KSB, as amended on Form 10-KSB/A Amendment No. 1, and Form 10-KSB/A Amendment No. 2, filed with the Securities and Exchange Commission ("SEC"), for the year ended December 31, 1995, which amended report (the "NEG 10-K") includes Balance Sheets of NEG as at December 31, 1995 and December 31, 1994, and the related Statements of Operations, Statements of Changes in Stockholders' Equity and Statements of Cash Flows for each of the years ended December 31, 1995 and December 31, 1994 reported upon by Ernst & Young LLP ("Ernst & Young"), independent certified public accountants, and
(ii) NEG's Quarterly Report on Form 10-QSB filed with the SEC for the period ended March 31, 1996 (the "NEG 10-Q"), which report includes the unaudited Balance Sheet of NEG at that date (the "NEG March 31 Balance Sheet"), and the end of the preceding year, and the related Statements of Operations and Statements of Cash Flow for the required periods. All year end financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, except as set forth in such financial statements and the notes thereto. Except as set forth in Schedule 2.04, the Balance Sheets of NEG as at December 31, 1995 and December 31, 1994 contained in the NEG 10-K present fairly the financial condition of NEG as of the dates thereof, and the related Statements of Operations of NEG contained in the NEG 10-K present fairly the results of the operations thereof for the periods indicated. Except as disclosed in Schedule 2.04, the NEG March 31 Balance Sheet fairly presents the financial condition of NEG as of the date thereof, and the related Statement of Operations of NEG contained in the NEG 10-Q fairly presents the results of operations thereof for the period indicated, including all necessary adjustments (which consist of only normal recurring accruals). For the purposes of this Agreement, all financial statements of NEG shall include any notes to such financial statements.

                (b)  NEG does not have any liabilities or
obligations, either accrued, absolute, contingent or otherwise, which in the aggregate are material to NEG, which have not been:

                     (i) reflected in the Balance Sheet and notes thereto of NEG dated December 31, 1995 (the "NEG Balance Sheet"), or the NEG March 31 Balance Sheet; or

                    (ii)  disclosed to Alexander in writing in
          connection with this Agreement; or

                   (iii) incurred, consistent with past practices, in or as a result of the ordinary course of business since December 31, 1995.

                (c) Except as is determinable from the NEG Balance Sheet, the NEG 10-Q, as set forth on Schedule 2.04 or except as contemplated by this Agreement, between December 31, 1995 and the date of this Agreement, NEG has not engaged in any material transaction not in the ordinary course of its business and, except as set forth in Schedule 2.04, there has not been, occurred or arisen since December 31, 1995:

                     (i)  any material adverse change in the
          financial condition or in the operations of the business of NEG from that shown on the NEG Balance Sheet; or

                    (ii) any damage or destruction in the nature of a casualty loss, or interference with its business from such loss or from any labor dispute or court or governmental action, order or decree, whether covered by insurance or not, either individually or in the aggregate, which had a Material Adverse Effect on or to NEG; or

                   (iii) any event, condition or state of facts (other than the general state of the national economy, prices of oil and gas generally in the United States and proposed state or federal legislation or regulation) of any character which would have a Material Adverse Effect on or to NEG; or

                    (iv)  any extraordinary loss or collective
          losses (as defined in Opinions No. 9 and No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) suffered by NEG which has a Material Adverse Effect on NEG, or any waiver by NEG of any rights which are material to NEG.

          2.05  Tax Matters.

                (a) Except as set forth on Schedule 2.05, all federal, state, local and foreign tax returns, reports and declarations required to be filed by NEG have been timely filed (or appropriate extensions or waivers have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed.

                (b) All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, production, severance, excise and other taxes (including interest and penalties) (collectively "Taxes") due from NEG (i) have been fully paid or adequately reserved against on the books of NEG, the NEG Balance Sheet or the NEG March 31 Balance Sheet, or (ii) are being contested in good faith by appropriate proceedings and are disclosed in Schedule 2.05 attached hereto. Any deficiencies or assessments claimed or made as a result of examination of the federal or state income tax returns of NEG by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority have either been paid or settled or fully reserved against on its books or on the financial statements of NEG.

                (c)  No waivers of statutes of limitation in
respect of any tax returns or tax reports have been given or requested, except as shown on Schedule 2.05.

                (d) There are no potential tax deficiencies which are reasonably likely to arise from issues which have been raised by the IRS or any other taxing authority that have not been disclosed in Schedule 2.05 and are reasonably likely to have a Material Adverse Effect on or to NEG.

                (e) Notwithstanding the foregoing representations regarding Taxes and tax returns described in this Section 2.05, NEG represents and warrants that with respect to all taxable years ended on and prior to December 31, 1995, NEG shall owe no additional Taxes except those that have been paid or as to which proper and adequate reserves and allowances have been provided on the books of NEG or the NEG Balance Sheet.

          2.06 Title and Liens. NEG has defensible title to all of the properties and assets included in the NEG Balance Sheet, including, without limitation, the NEG Leases (as defined in, and after giving effect to the provisions of Section 2.25), which are material to NEG and its Consolidated Subsidiaries considered as one enterprise except for properties and assets disposed of in the ordinary course of its business subsequent to the date thereof. There are no mortgages, liens, security interests, assignments of production, deeds of trust, charges, deficiencies or encumbrances of any nature whatsoever covering or affecting any of such properties or assets except (i) as set forth on Schedule 2.06, (ii) liens for taxes and assessments not yet subject to penalties for nonpayment, or (iii) such liens, security interests, assignments of production, encumbrances, charges or deficiencies, which individually or in the aggregate are immaterial to such property or asset.

          2.07 Agreements, Contracts and Commitments.  NEG has listed on
Schedule 2.07 (or, with respect to employee benefit obligations, Schedule 2.18) all contracts, agreements and instruments to which it is a party or by which it is bound as of the date hereof and which are in any single case of material importance to the conduct of the business of NEG and its Consolidated Subsidiaries considered as one enterprise. Each such document, or a true and correct copy thereof, has been made available for inspection and copying by Alexander at its sole expense, and Alexander has been provided a written description of each oral arrangement so listed. Except as set forth in Schedule 2.07 or Schedule 2.18 attached hereto, NEG does not have as of the date hereof (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from NEG to any person or entity, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of NEG Common Stock or any other outstanding securities of NEG, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of NEG to engage in any line of business or compete with any person, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $10,000 and involving future payments, (viii) any agreement, contract or commitment relating to the acquisition of capital stock or an amount of assets exceeding $10,000 in value of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business. Except as set forth on
Schedule 2.07, NEG has not breached, nor to NEG's knowledge is there any claim or any legal basis for a claim that NEG has breached, any of the terms or conditions of any agreement, contract or commitment set forth in any of the Schedules attached to this Agreement or of any other agreement, contract or commitment, if any such breach, whether considered individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on or to NEG.

          2.08 No Breach of Statute or Contract; Governmental
Authorizations.

               (a) Assuming compliance with NEG's obligations under this Agreement, neither the execution and delivery of this Agreement by NEG nor compliance by NEG with the terms and provisions of this Agreement will violate any applicable law, statute, rule or regulation of any municipal, parish, local, city, county, state or federal court, agency, board, legislature, commission, or other legislative, judicial, administrative or regulatory body ("Governmental Body"), or will as of the Effective Date of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Governmental Body to which NEG is subject or of any agreement or instrument to which NEG is a party or by which it is bound, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any property or asset of NEG or cause any acceleration of maturity on any obligation or loan, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of NEG and its Consolidated Subsidiaries considered as one enterprise, except as set forth in Schedule 2.08 attached hereto which describes all third party consents necessary to the consummation of this Agreement.

               (b) Except for applicable requirements, if any, of the Securities and Exchange Act of 1934 ("34 Act"), the Securities Act of 1933 (the "33 Act"), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Nasdaq National Market, the filing and recordation of appropriate merger documents as required by the Oklahoma Act and the DGCL, filings required pursuant to any state securities or "blue sky" laws and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on NEG or prevent or materially impair the consummation of the transactions contemplated hereby, NEG is not required to submit any notice, report or other filing to any Governmental Body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

               (c) NEG has delivered to Alexander true and complete copies, described in Schedule 2.08, of all reports made by it during the past two fiscal years to the Equal Employment
Opportunity Commission ("EEOC"), Occupational Safety and Health Administration ("OSHA") and the Department of Labor (the "DOL"), and tax returns to, and tax rulings and tax audit reports from, the IRS and state and local jurisdictions. Schedule 2.08 also contains a brief description of all other types of material periodic reports to all other state or federal Governmental Bodies other than the SEC.

               (d) NEG is not in violation of any applicable law, statute, rule, governmental regulation or order, or court decree or judgment which violation, considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to NEG. NEG and, where applicable, its employees and agents hold all licenses, franchises, authorizations and permits required for the conduct of NEG business which the failure to hold would result in a Material Adverse Effect on or to NEG.

          2.09 Litigation or Adverse Events. Schedule 2.09 attached hereto contains a description of each suit, action and legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of NEG, threatened (the "NEG Cases"), to which NEG is a party or of which any of its assets or properties are the subject, which description reflects the names of the parties, the style of the action and a brief description of the subject matter of the action. NEG has made available to Alexander true and correct copies of all pleadings and other filings made in connection with the NEG Cases. None of the NEG Cases, whether considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to NEG, except as set forth in Schedule 2.09.

          Except as set forth in Schedule 2.09, there are no claims against or liabilities or obligations of, or to the knowledge of NEG, any legal basis for any claims against or liabilities or obligations of, NEG or its Consolidated Subsidiaries which are reasonably likely to result in a material reduction in the consolidated net worth of NEG and its Consolidated Subsidiaries, considered as one enterprise, from that shown on the NEG Balance Sheet or the NEG March 31 Balance Sheet or any material charge against consolidated net earnings of NEG and its Consolidated Subsidiaries, considered as one enterprise, except as expressly disclosed in this Agreement or any Schedule hereto, financial data and other material submitted in connection therewith or except as disclosed in writing to Alexander.

          2.10 Patents, Trademarks, etc. NEG and the NEG Subsidiaries own, or have adequate licenses or other rights to use all patents, trade names, common law trademarks, private labels, trademark registrations and applications, copyrights and copyright registrations and applications used in or necessary for their respective businesses as now conducted. To the knowledge of NEG, there are no claims or demands of any other person, firm or corporation pertaining to any of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications and no proceedings have been instituted, are pending or, to the knowledge of NEG, threatened which challenge the rights of NEG in respect thereof. To the knowledge of NEG, none of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications, as the case may be, infringes on, or, to NEG's knowledge, is being infringed by, other patents, trade names, private labels, trademarks or copyrights and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the ownership or use of such patents, trade names, trademarks or copyrights. NEG has not given nor is it bound by an agreement of indemnification for patent, trade name, trademark or copyright infringement as to any property produced, used or sold by it.

          2.11 Authorization of Agreement. The execution, delivery and performance of this Agreement by NEG and Acquisition have been duly and validly authorized and approved by the Board of Directors of NEG and Acquisition, and NEG and Acquisition have taken, or, prior to the Effective Date of the Merger, will use all reasonable efforts to take, all other action required by law, their Certificates of Incorporation and bylaws, and any other action required, to authorize such execution, delivery and performance.

          The execution, delivery and performance by NEG and Acquisition of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of NEG and Acquisition. This Agreement has been, and the other agreements and instruments contemplated hereby, when executed, will be, duly executed and delivered by NEG and Acquisition and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of NEG and Acquisition, enforceable against NEG and Acquisition in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

          2.12 Disclosure in Proxy Statement - Prospectus. None of the information which has been or will be supplied by NEG to Alexander which has been or will be included (or incorporated by reference to SEC filings of NEG) in the Registration Statement on Form S-4, as amended (the "Registration Statement"), containing a Prospectus covering shares of NEG Common Stock to be issued pursuant to the Merger and Proxy Statements for Alexander and NEG (the Prospectus and the Proxy Statements and any supplements thereto are herein referred to as the "Proxy Statement-Prospectus") in connection with the meeting of the shareholders of Alexander held to approve the Merger will, (i) in the case of the Proxy Statement-Prospectus contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any prior communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, or (ii) in the case of the Registration Statement at the time it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          2.13 Broker's or Finder's Fees.  Except as disclosed in
Schedule 2.13, no agent, broker, person or firm acting on behalf of NEG or under its authority is, or will be entitled to, any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

          2.14 Insurance. Schedule 2.14 lists each policy of insurance under which NEG may currently make a claim or has made any claim which remains unresolved. NEG has provided Alexander with a true and correct copy of each such policy or the binder therefor.
Except as disclosed in Schedule 2.14, with respect to each such insurance policy or binder, (i) to NEG's knowledge, the policy is legal, valid, binding and enforceable and in full force and effect;
(ii) to NEG's knowledge, if the term of the policy extends beyond the Effective Time, the policy will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Effective Time; and (iii) neither NEG nor, to NEG's knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to NEG's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy. Schedule 2.14 describes any self-insurance arrangement affecting NEG. In all material respects, NEG has at all times been insured in respect of its properties, assets and businesses in such amounts, of such types, and covering such casualties, risks and contingencies as is ordinarily carried by prudent companies engaged in similar businesses and owning similar properties and assets in the same general areas in which NEG operates.

          2.15 Permits. NEG has all material governmental licenses, authorizations, code approvals and permits (the "Permits") required by any governmental authority for the lawful operation of its business and each of its properties. There is no outstanding violation of any of the Permits that would have a Material Adverse Effect on or to NEG, and none is anticipated. The Permits are in full force and effect and have been duly and validly issued.
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby gives or will give any governmental body or licensor or licensee of NEG any right to change the terms or provisions of, or terminate or cancel, any Permit to which NEG is a party.

          2.16 Completeness of Documents Furnished by NEG. The Certificate of Incorporation and bylaws of NEG, as amended, and all leases, instruments, agreements and other documents (including all Schedules and documents made available, furnished or delivered pursuant to this Agreement), and all copies thereof, which have been or will be made available, furnished or delivered to Alexander for its inspection and review pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby, are, or if not heretofore made available, furnished or delivered, will, when made available, furnished or delivered, be complete and correct originals or copies of the originals.

          2.17 Disposition of Assets. Since December 31, 1995, NEG has not made any sale or other disposition of any of its material properties or assets or surrendered any of its rights with respect thereto or the usage thereof, or made any material additions to its properties or assets, or entered into or amended any material agreements, or entered into any material transaction, except as set forth on Schedule 2.17.

          2.18 Employees and Labor.

               (a) NEG has listed in Schedule 2.18 and has made available for inspection and copying by Alexander at Alexander's sole expense true and complete copies of all employee benefit plans within the meaning of Section 3(3) of ERISA (as defined below), or any plan, program, arrangement, agreement, or obligation to provide benefits in the form of bonus, incentive, deferred compensation, dental, medical, disability, hospitalization, insurance, death benefits, vacation, severance, pension, profit sharing, retirement benefits, stock purchase, stock option, restricted stock, fringe benefits, or any other employee benefits of any kind whatsoever (collectively, the "NEG Single Employer Plans"), as well as any other written agreements or other arrangements, which are currently in effect, between NEG and any of its officers, directors, employees, independent contractors and consultants and anyone who has formerly served in any such capacity (or any of their respective dependents, heirs, legatees, beneficiaries or legal representatives). NEG has not entered into any similar oral agreements or other arrangements, which in either instance is currently in effect. Except as disclosed in Schedule 2.18, there are no loans or other obligations payable or owing by NEG to any officer, director or employee of NEG (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to NEG or any guarantees by NEG of any loan or obligation of any nature to which any such person is a party.

               (b) NEG has complied with all applicable laws relating to the employment of labor, including, without limitation, provisions relating to wages, hours, insurance and other benefits, equal opportunity, age discrimination, collective bargaining, workers' compensation and the payment of social security and other taxes (collectively the "Employment Laws"), except for such noncompliance as would not individually or in the aggregate result in a Material Adverse Effect on or to NEG. Except as described in
Schedule 2.18, there is not and will not be any material liability of NEG arising out of claims made or suits brought for injury, sickness, disease, death, termination of employment or conditions of employment of any person (including any employee or former employee or any contractor or subcontractor of NEG or any agent or distributor of NEG) arising out of or in connection with any event occurring or a state of facts existing prior to the Effective Date arising under any Employment Laws. NEG is not a party to or otherwise bound by any compliance or affirmative action plan, award, settlement agreement, decree or other obligation arising out of or in connection with any violation or alleged violation of any Employment Laws.

               (c) There are no collective bargaining agreements or other labor union agreements or understandings to which NEG or its Subsidiaries is a party or by which any of them is bound. Since December 31, 1995, neither NEG nor its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

               (d) Except as set forth on Schedule 2.18, NEG does not have any liabilities, taxes or sanctions that have arisen under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") or the Code, nor is there any action, suit, proceeding, claim, appeal, or demand against NEG and/or any of its employees arising by reason of or relating to any failure by NEG to comply with the continuing health care coverage of COBRA and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974 ("ERISA"), which failure occurred with respect to any current or prior employee of NEG or any qualified beneficiary of such employee (as defined in COBRA).

               (e) Except as set forth in Schedule 2.18, no person has asserted any claim under which NEG has any liability under any health insurance, sickness, life insurance, disability, medical, surgical, hospital, death benefit or any other employee benefit plan maintained by NEG or to which NEG is a party or may be bound or under any workers compensation or similar law which exceeds
$10,000 and is not fully covered by insurance maintained with responsible insurers or which has not been reserved for in the books of accounts of NEG as of the date of this Agreement. Except as set forth on Schedule 2.18, NEG does not provide any benefits to retirees or former employees, under NEG's medical plans, the aggregate expense for which is required to be accrued under Statement of Financial Accounting Standards No. 106 ("FASB 106"). Except as set forth on Schedule 2.18, to the extent such benefits are provided to retirees or former employees of NEG, such benefits may be terminated at any time with no liability to NEG.

          2.19 Obligations to Employees.

               (a) All obligations of NEG, whether arising by operation of law, contract, agreement, or otherwise, for bonuses or other forms of compensation or benefits, or for payments to trusts or other funds or to any Governmental Body or to any employees, former employees, directors, officers, agents, or any other individual (or any of their respective heirs, legatees, beneficiaries, or legal representatives), with respect to any NEG Single Employer Plan of any kind whatsoever with respect to periods ending on or before the date of this Agreement have been paid or accrued at December 31, 1995, if due, all in accordance with generally accepted accounting principles.

               (b) NEG does not have any accumulated funding deficiencies, as such term is defined in ERISA and in the Code, with respect to any NEG Single Employer Plans. NEG has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), other than for the payment of insurance premiums, all of which have been paid when due, the IRS or the DOL with respect to any NEG Single Employer Plan. As to each multiemployer pension plan ("Multiemployer Plan") which is subject to the Multiemployer Pension Plan Amendments Act of 1980 ("MEPPA"), NEG has not incurred and does not expect to incur any withdrawal liability. The consummation of this Agreement will not result in either a complete or partial withdrawal from any of the Multiemployer Plans. All of the NEG Single Employer Plans have been amended as, when and to the extent necessary to comply with and qualify under the applicable provisions of the Code.

               (c) Except as described in Schedule 2.19, the NEG Single Employer Plans which are pension benefit plans have received, or have applied for and expect to receive, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no amendments have been made to such NEG Single Employer Plans other than those covered by such determination letters or applications for such determination letters with respect to such amendments which have been timely filed with the IRS. No determination letter received with respect to any NEG Single Employer Plan has been revoked nor, to the knowledge of NEG, has revocation been threatened. Each of the NEG Single Employer Plans has been administered at all times in all respects in accordance with its respective terms. There are no pending investigations by any governmental agency involving the NEG Single Employer Plans, no deficiency or termination proceedings involving the NEG Single Employer Plans, and no pending or, to the knowledge of NEG, threatened claims (except for claims for benefits payable in the normal operation of the NEG Single Employer Plans), suits or proceedings against any NEG Single Employer Plan or asserting any rights or claims to benefits under any NEG Single
Employer Plan nor, to the knowledge of NEG, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

               (d) Neither the NEG Single Employer Plans nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" with respect to any NEG Single Employer Plan (as such term is defined in Section 4975 of the Code or Section 406 of ERISA). Except as set forth in Schedule 2.19, NEG has not experienced any reportable event within the meaning of ERISA or other event or condition which constitutes a reportable event, or any other event or condition which presents a material risk of termination of any NEG Single
Employer Plan by the PBGC, or has had any tax imposed upon it by the IRS for any alleged violation under Section 4975 of the Code, or has engaged in any transaction which might subject NEG or any such NEG Single Employer Plan to any liability for such tax. The terms of any such NEG Single Employer Plans comply with ERISA and the Code, if applicable, in all respects, and any and all reporting and disclosure requirements of ERISA or the IRS and the DOL with respect to any such NEG Single Employer Plan have been timely met.
The information supplied to the actuary by NEG for use in preparing those annual reports for the NEG Single Employer Plans was complete and accurate and NEG has no reason to believe that the conclusions expressed in such reports are incorrect.

               (e) If termination (whether complete or partial) of any NEG Single Employer Plan has occurred, then all liabilities with respect thereto have been satisfied in full and no present liability exists with respect to any such prior termination.

          2.20 Vested Vacation Entitlement.  Except as set forth on
Schedule 2.20, NEG books of account and financial statements referred to in Section 2.04 hereof provide for vested vacation entitlement in accordance with Statement of Financial Accounting Standards No. 43 ("FASB 43") and for all other material accruals for other employee benefits required by generally accepted accounting principles.

          2.21 Environmental Matters. Except as disclosed at Schedule 2.21, in connection with the use, ownership or operation of NEG's assets or oil well, gas well or other well located on lands covered by a lease in which NEG has any interest or on lands spaced, pooled or unitized therewith, NEG and, to NEG's knowledge, each person or entity owning or having owned any interest (leasehold, fee, equitable or otherwise) in, or using or operating or having operated or used, any such asset or well, have complied in all material respects with all applicable laws, ordinances, permits, licenses, orders, statutes, rules, permitting and licensing requirements, and regulations promulgated or issued by any Governmental Body, relating to the protection of the environment (including, without limitation, ambient air, and subsurface and surface waters, soils and lands), natural resources, wildlife or human health, including, without limitation, all laws, statutes, orders, ordinances, rules, permits, licenses, permitting and licensing requirements, and regulations concerning (i) emissions, discharges, migrations, spills, leaks, releases or threatened releases ("Releases") of petroleum (including, without limitation, oil, used oil, waste oil, gasoline, diesel, and petroleum based fuels), petroleum products and by-products, petroleum wastes, petroleum contaminated soils, salt water, brine, asbestos, wastes associated with oil and gas drilling, exploration and production activities, wastes associated with naturally occurring radioactive materials, pollutants, contaminants, deleterious substances, chemicals, radioactive substances and materials, "hazardous substances," as that term is defined in the Comprehensive
Environmental Response, Compensation and Liability Act, as same may be amended, or "hazardous wastes," as that term is defined in the Resource Conservation and Recovery Act, as same may be amended (hereinafter individually and collectively called "Pollutants"), into the environment or the workplace, and/or (ii) the production, manufacture, processing, distribution, generation, use, treatment, storage, disposal, transportation, or handling of Pollutants (collectively, "Environmental Laws"), for which the failure to have complied or be in compliance therewith or the remedial obligations resulting therefrom would result in a Material Adverse Effect on or to NEG.

          Except as disclosed at Schedule 2.21, NEG does not have knowledge of, and has not received notice from any Governmental Body, person or entity, of any Release, or any event, condition, circumstance, activity, practice or incident concerning or affecting NEG assets that (i) would result in NEG failing to comply with any Environmental Law or the terms of any Permit issued pursuant thereto, or (ii) would result in any common law or other liability of NEG to any person, entity or Governmental Body for damage or injury to natural resources, wildlife, human health or the environment, which failure or liability would result in a Material Adverse Effect on or to NEG.

          Except as disclosed at Schedule 2.21, there is no civil, criminal, or administrative action, lawsuit, demand, litigation, claim, hearing, notice of violation, investigation, or proceeding pending or, to NEG's knowledge, threatened against NEG, or any present or former owner of any interest in, or operator of, any oil well, gas well or other well in which NEG has any interest or any other of NEG's assets as a result of the maintenance of a nuisance, or the violation or breach of any Environmental Law or any remedial obligation arising thereunder, the terms of any Permit issued under any Environmental Law affecting NEG's assets, properties or business or any duty arising at common law to any person, entity or Governmental Body relating to the protection of the environment, which would result in a Material Adverse Effect on or to NEG.

          2.22 Books of Account. NEG has maintained its books of account in the usual, regular and ordinary manner.

          2.23 Prior Obligations. NEG has no contractual obligation relating to the disposition, by merger or otherwise, of any of the equity securities of NEG or of all or any significant portion of NEG's assets except as described in this Agreement or the Schedules hereto.

          2.24 Oil and Gas Reserve Report. To NEG's knowledge, the proved oil and gas quantities included in the reserve report prepared for NEG by Netherland, Sewell and Associates ("N&S") as of December 31, 1995 (the "NEG Reserve Report")fairly presents the estimated quantities of projected oil and gas production attributable to the assets of NEG as stated therein as of the date thereof. It is understood that such estimated quantities are based in whole or in part on studies performed by independent engineers, and NEG does not represent or warrant the accuracy of such studies. NEG made available to N&S all information within its possession or its control relevant to such studies and, to NEG's knowledge, such information was true and correct. To NEG's knowledge, there has been no material adverse change in the information provided to N&S, and no event or circumstance has occurred which could reasonably be expected to result in a decrease of more than 10% in the projected proved oil and gas quantities in the aggregate set forth in the NEG Reserve Report since the date of such report, except for the production of oil, gas and other hydrocarbons in the ordinary course of business, the acquisition and disposition of interests in oil and gas properties described on Schedules 2.25A, B and C and decreases in oil and gas prices generally in the United States.

          2.25 Title to Interests. Schedule 2.25A identifies (i) each oil well and gas well in which NEG owns an interest, vested or contingent, and which is producing or capable of producing hydrocarbons in commercial quantities (individually an "NEG Well" and collectively the "NEG Wells") and (ii) NEG's net revenue interest and leasehold cost bearing interest (i.e., working interest) in each NEG Well. Adjacent to the name of each NEG Well is a description of all lands constituting the drilling and spacing unit or other allowable production unit in which such NEG Well is situated. Each oil, gas, and mineral lease in which NEG owns any interest and which interest is entitled to share in the production of hydrocarbons or the proceeds of sale of the production of hydrocarbons from the NEG Wells is hereinafter individually and are collectively called the "NEG Producing Leases." Schedule 2.25B describes all oil, gas, and mineral leases, other than the NEG Producing Leases, in which NEG owns any interest and the type of interest which NEG owns therein (hereinafter individually and collectively called the "NEG Non-Producing Leases;" the NEG Non-Producing Leases and the NEG Producing Leases are hereinafter individually and collectively called the "NEG Leases"). Schedule 2.25C describes (i) all lands in which NEG owns a fee simple or term mineral or royalty interest, which is not entitled to share in the production of hydrocarbons from the NEG Wells or the proceeds of sale of the production of hydrocarbons from the NEG Wells (the
"NEG Non-Producing Mineral Fee Interests"), and (ii) NEG's interest in and to the NEG Non-Producing Mineral Fee Interests by virtue of such ownership. The lands described at Schedules 2.25A-C are individually and collectively called the "NEG Land." The NEG
Wells, the NEG Leases, and the NEG Land, together with (i) all contracts, agreements, leases, licenses, permits, authorizations, easements, and orders (individually and collectively called the "NEG Agreements") in any way relating to the NEG Wells, NEG Leases and/or the NEG Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all wells, personal property, fixtures (including, without limitation, pipe, plants and pipelines), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the NEG Wells, the NEG Leases and/or the NEG Land, or used or obtained in connection therewith or with the operation or maintenance of the NEG Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the NEG Wells, the NEG Leases, the NEG Agreements, and/or the NEG Land (including, without limitation, all mineral and royalty interests, and all overriding royalty interests and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the "NEG Interests."

          As respects each NEG Well, NEG's interests in the NEG Producing Leases and the NEG Lands are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to the limitations described in Schedule 2.25A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production attributable to third parties, (i) NEG is entitled, during the entire extended terms of the NEG Producing Leases covering such NEG Well, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such NEG Well which is not less than the "net revenue interest" set out in connection with the description of such NEG Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in Schedule 2.06,
(ii) NEG owns an undivided interest (expressed as a decimal) equal to the "working interest" set out in connection with the description of such NEG Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) NEG is obligated, during the entire extended terms of the NEG Producing Leases to which production from such NEG Well is attributable, for a share of the costs relating to the exploration, development, and operation of such NEG Well which is no greater than the "working interest" set out in connection with the description of such NEG Well.

          2.26 Compliance With Leases and Laws. NEG has complied in all material respects with the terms and provisions of the NEG Leases.
To NEG's knowledge and except as disclosed on Schedule 2.26, no default exists under any of the terms and provisions, express or implied, of any of the NEG Leases or under any of the terms and provisions of any agreement to which any of the NEG Leases are subject, and NEG has not received notice of any claim of such default. All bonuses, rentals, shut-in royalties and royalties due under the NEG Leases and applicable laws, rules and regulations of the federal and state Governmental Bodies having jurisdiction with respect to same have been timely and properly paid and are not in suspense for any reason, except as disclosed in Schedule 2.26.
NEG's aggregate delay rental and bonus obligations due under the terms of the NEG Non-Producing Leases for each of calendar years
1996, 1997 and 1998 are set forth at Schedule 2.26. There is no express provision under any NEG Lease or any agreement which requires the drilling of additional wells or other operations to earn or continue to hold any of the NEG Leases and all lands covered thereby, except as disclosed in Schedule 2.26. All NEG
Wells have been drilled, completed, and operated in compliance with all applicable federal, state and local laws and regulations applicable thereto (including, without limitation, the Environmental Laws), except to the extent such failure to comply would not result in a Material Adverse Effect to NEG. Based on information available to NEG, all production from the NEG Wells has been properly accounted for and all proceeds attributable thereto have been properly paid to the persons entitled thereto in accordance with payment practices customary in the oil and gas industry and applicable law, except as disclosed in Schedule 2.26, and all necessary filings with Governmental Bodies have been properly made in connection with the drilling, completion, and operations of each NEG Well and all other oil and gas operations on the NEG Land and, except as disclosed in Schedule 2.26, no production or sale of oil, gas and other hydrocarbons heretofore produced or sold from or attributable to the NEG Leases has been in excess of any allowable quantity (plus permitted tolerances) or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities. Schedule 2.26 identifies by amount all proceeds attributable to the production of hydrocarbons through December 31, 1995, which are owing to third parties and which are in the possession or under the control of NEG. Except as disclosed in
Schedule 2.26, no gas produced from the NEG Interests is subject to the price control jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Policy Act ("NGPA").

          2.27 Sale of Production. Except as set forth in Schedule 2.27, to NEG's knowledge, NEG has no production from any NEG Well which is subject to balancing rights of third parties or is subject to balancing duties under governmental requirements, and no third party has production from any NEG Well which is subject to the balancing rights of NEG. Except as set forth on Schedule 2.27, no production from any NEG Well has exceeded the allowable production established therefor by the appropriate Governmental Body. Except as set forth on Schedule 2.27, NEG is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause or relating to the settlement of a take-or-pay dispute, or under any similar arrangement, to deliver oil, gas, natural gas liquids or other hydrocarbons or minerals produced from or allocated to any of the NEG Leases at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except as disclosed on Schedule 2.27, NEG has not collected any proceeds from the sale of hydrocarbons produced from the NEG Interests which are subject to refund. Except as set forth in Schedule 2.27, proceeds from the sale of oil, gas and natural gas liquids from the NEG Wells are being received by NEG in a timely manner and based upon the net revenue interest described at Schedule 2.25 for each such NEG Well and in accordance with the terms of the applicable purchase agreement governing such sale, and are not being held in suspense for any reason. NEG has described in Schedule 2.27 and made available to Alexander for examination all contracts and agreements (other than routine division orders terminable by NEG upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the NEG Interests are sold, transported, processed or otherwise disposed of or marketed. Except as disclosed in Schedule 2.27, no person has any call upon, right of first refusal, preferential right or option to purchase or similar rights with respect to the NEG Interests or to the production therefrom.
Except as disclosed in Schedule 2.27, price renegotiation procedures have not been commenced under FERC Order No. 451 which involve or which hereafter may affect any gas produced from the NEG Interests. Except as disclosed in Schedule 2.27, no offer of credits under FERC Order No. 500 has been made which would entitle any purchaser of gas produced from the NEG Interests to credit transported volumes against such purchaser's take-or-pay obligations under any contract for the sale of gas produced from the NEG Interests.

          2.28 Contracts. NEG has described in Schedule 2.28 all partnership, joint venture, farmout, dry hole, bottom hole, acreage contribution, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which may affect the NEG Interests, and all other executory contracts to which NEG is a party which would have a Material Adverse Effect on any item of the NEG Interests.

          2.29 Status of NEG Wells. Except as disclosed on Schedule 2.29, all NEG Wells are producing or capable of producing hydrocarbons in commercial quantities (based upon prevailing economic conditions) without the necessity of reworking or recompletion operations. To NEG's knowledge and except as disclosed in Schedule 2.29, there are no obligations existing for the plugging or abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located at the NEG Interests.

          2.30 Tax Partnerships. Except as disclosed on Schedule 2.30, no item of the NEG Interests is treated for income tax purposes as being owned by a partnership.

          2.31 Equipment and Off-Lease Facilities. That portion of the NEG Interests consisting of personal property, facilities, and fixtures, including without limitation, all property and assets used in connection with the operation of the NEG Interests, is in good condition and repair, ordinary wear and tear excepted, and is adequate for the proper operation of the NEG Interests, except for such repairs and additions necessary for the proper operation of the NEG Interests and which individually or in the aggregate would not result in a Material Adverse Effect on NEG.

          2.32 SEC Documents. NEG has delivered or made available to Alexander the Registration Statement of NEG filed with the SEC on Form S-4 (No. 33-38331) in 1991, and all exhibits, amendments and supplements thereto (the "NEG Registration Statement"), and each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since the effective date of the NEG Registration Statement, which are listed on Schedule 2.32, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "NEG Reports"). The NEG Reports, which were filed with the SEC in a timely manner except as set forth in Schedule 2.32, constitute all forms, reports and documents required to be filed by NEG under the 33 Act, the 34 Act and the rules and regulations promulgated thereunder. As of their respective dates, the NEG Reports (i) complied as to form in all material respects with the applicable requirements of the 33 Act and/or the 34 Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of NEG included in or incorporated by reference into the NEG Reports (including the related notes and schedules) fairly presents the financial position of NEG as of its date and each of the statements of income, retained earnings and cash flows of NEG included in or incorporated by reference into the NEG Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of NEG for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

          2.33 Related Party Transactions. Set forth in Schedule 2.33 is a complete list of all arrangements, agreements and contracts between NEG and any person who is an officer, director or affiliate of NEG, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate.

          2.34 Certain Payments. Except as set forth in Schedule 2.34, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any NEG benefit plan, policy, practice, agreement or other arrangement or any trust or loan (the "NEG Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of NEG, or
(ii) result in the triggering or imposition of any restrictions or limitations on the right of NEG or Alexander to amend or terminate any NEG Employee Arrangements and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in
Schedule 2.34, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or NEG benefit plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of NEG will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          2.35 Royalty Accounts. Schedule 2.35 sets forth as of April 30, 1996, the amount of funds held by NEG in suspense and which are owed to third party owners of royalty, overriding royalty, working or other interests for past production of oil and gas attributable to the NEG Interests.

          2.36 Accounts Payable. The accounts payable reflected on the NEG Balance Sheet, the NEG March 31 Balance Sheet and those reflected on the books of NEG at the time of the Closing reflect all amounts owed by NEG, in respect of trade accounts due and other payables as required by generally accepted accounting principles to be identified on such NEG Balance Sheet, NEG March 31 Balance Sheet or in the books of NEG. Schedule 2.36 sets forth all accounts payable past due as of April 30, 1996 and will be updated by NEG to set forth all accounts payable past due as of the date of Closing.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ALEXANDER

          Alexander (unless the context otherwise indicates, for purposes of this Agreement Alexander shall include the Alexander Subsidiaries and the Alexander Partnerships as defined herein) represents and warrants to NEG and Acquisition as follows:

          3.01 Organization, Alexander's Subsidiaries, etc. Alexander is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Alexander has the corporate power and authority to own its property and to carry on its business as now being conducted. Alexander has the corporate power and authority to execute, deliver, and perform this Agreement and the Certificate of Merger and to consummate the transactions contemplated hereby and thereby; and Alexander is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not individually or in the aggregate have or result in a Material Adverse Effect on or to Alexander.

          Alexander has delivered to NEG certified copies of its Certificate of Incorporation and Bylaws which reflect all amendments made at any time prior to the date of this Agreement and are complete and accurate in all respects as of the date hereof. The minute books containing the records of meetings of the shareholders and Board of Directors of Alexander are complete and correct in all respects. Such minute books have been made available to NEG for examination. Alexander is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws except for such defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on or to Alexander.

          Schedule 3.01 hereto sets forth a complete and correct description of (i) the name and jurisdiction of incorporation of each of the direct and indirect Subsidiaries of Alexander (such subsidiaries are sometimes hereafter collectively referred to as the "Alexander Subsidiaries" or individually as an "Alexander Subsidiary" and, except for those accounted for on the equity method of accounting, sometimes collectively referred to as the "Alexander Consolidated Subsidiaries") and (ii) the name and jurisdiction of organization of, and interest of Alexander in, each partnership or joint venture in which Alexander owns an equity interest (collectively the "Alexander Partnerships" or individually
an "Alexander Partnership").   Except as set forth on Schedule
3.01, (i) all of the issued and outstanding shares of capital stock of each Alexander Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially or directly by Alexander or an Alexander Subsidiary free and clear of any liens, claims or other encumbrances or rights of third parties, and (ii) the interest of Alexander or an Alexander Subsidiary in each Alexander Partnership is owned by Alexander or an Alexander Subsidiary free and clear of any liens, claims or encumbrances or rights of third parties. Except as set forth on
Schedule 3.01, there are no outstanding options, warrants or rights to purchase or acquire any capital stock of any of the Alexander Subsidiaries, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Alexander Subsidiary or Alexander is bound to sell or issue any shares of capital stock of such Alexander Subsidiary or any interest in any Alexander Partnership.

          Each Alexander Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its respective property and to carry on its respective business as now being conducted, and is duly qualified and/or licensed as may be required and in good standing as a foreign corporation, as the case may be, in each jurisdiction in which the nature of the business conducted by it or the character of the property owned, leased or used by any of them makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on Alexander.

          3.02 Capital Stock of Alexander.

               (a) As of the date of this Agreement, the authorized capital stock of Alexander consists of 20,000,000 shares of common stock, par value $.03 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, of which 12,463,931 shares of Alexander Common Stock and no shares of preferred stock, are issued and outstanding. As of the date of this Agreement, there are no shares of Alexander Common Stock held in the treasury of Alexander. Such shares of issued and outstanding Alexander Common Stock are validly authorized and issued and fully paid and nonassessable. Except as set forth in Schedule 3.02 attached hereto, Alexander has not, subsequent to December 31, 1995, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Except as described at Schedule 3.02, all dividends which have been declared by Alexander have been fully paid or distributed as applicable.
Except as set forth in Schedules 3.02 and 3.18, there are no contracts, commitments, understandings, arrangements or restrictions by which Alexander is bound to sell or issue any shares of capital stock of Alexander. Except as set forth on
Schedule 3.02, Alexander has not heretofore agreed to take any such action, will not take any such action during the period between the date of this Agreement and the Effective Date of the Merger and there are no outstanding contractual obligations of Alexander to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Alexander.

               (b) Set forth on Schedule 3.02 attached hereto is a list of all outstanding options, warrants or other rights to subscribe for or to purchase from Alexander any capital stock of Alexander or securities convertible into or exchangeable for capital stock of Alexander setting forth, in each case, the name of the optionee, the number of shares subject to options which are currently exercisable, the number of shares subject to options which will become exercisable in the future and the date on which such options become exercisable, the option exercise price, whether or not stock appreciation rights ("SAR's") are attached to the options and the date or dates on which such SAR's become exercisable. Schedule
3.02 also lists all awards of stock to employees of Alexander which are subject to forfeiture upon termination of employment setting forth, in each case, the name of the recipient of the award of stock, the number of shares of such award, the vesting of any such award and the terms of the forfeiture of such award.

          3.03 Ownership Interests in and Securities of Others. Set forth in Schedule 3.03 attached hereto are (i) a description of the types and amounts of investment securities, bonds and debentures owned by Alexander and (ii) a list of all equity or ownership interests of Alexander in other business enterprises or entities other than the Alexander Consolidated Subsidiaries, and Schedule
3.03 indicates any such interests which are held subject to any legal, contractual or other limitations or restrictions on the right to resell the same. Except as set forth in Schedule 3.03, there are no outstanding options, warrants or other rights to subscribe for or purchase from Alexander any of the debt, equity, or ownership interests set forth in such Schedule 3.03.

          3.04 Financial Matters.

               (a) Alexander has previously furnished NEG a true and complete copy of (i) Alexander's Annual Report on Form 10-K, filed with the SEC, for the year ended December 31, 1995, which report
(the "Alexander 10-K") includes Consolidated Balance Sheets of Alexander and the Alexander Consolidated Subsidiaries as at December 31, 1995 and December 31, 1994, and the related
Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for each of the years ended December 31, 1995, December 31, 1994 and December 31, 1993, reported upon by Ernst & Young, independent certified public accountants, and (ii) Alexander's Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 1996 ("Alexander 10-Q"), which report includes the unaudited Consolidated Balance Sheet of Alexander and its Consolidated Subsidiaries at that date (the "Alexander March 31 Balance Sheet") and the end of the preceding year, and related Consolidated Statements of Operations and Consolidated Statements of Cash Flow for the required periods. All year end financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, except as set forth in such financial statements and the notes thereto. Except as set forth in Schedule 3.04, the Consolidated Balance Sheets of Alexander and its Consolidated Subsidiaries as at December 31, 1995 and December 31, 1994 contained in the Alexander 10-K present fairly the financial condition of Alexander and its Consolidated Subsidiaries as of the dates thereof, and the related Consolidated Statements of Operations of Alexander and its Consolidated Subsidiaries contained in the Alexander 10-K present fairly the results of the operations thereof for the periods indicated. Except as disclosed in Schedule 3.04, the Alexander March 31 Balance Sheet fairly presents the financial condition of Alexander as of the date thereof, and the related Consolidated Statement of Operations of Alexander and its Consolidated Subsidiaries contained in the Alexander 10-Q fairly present the results of operations thereof for the period indicated, including all necessary adjustments (which consist only of normal recurring accruals). For the purposes of this Agreement, all financial statements of Alexander and its Consolidated Subsidiaries shall include any notes to such financial statements.

               (b) Neither Alexander nor any of the Alexander Consolidated Subsidiaries has any liabilities or obligations, either accrued, absolute, contingent or otherwise, which in the aggregate are material to Alexander and its Consolidated Subsidiaries, considered as one enterprise, which have not been:

                    (i) reflected in the Consolidated Balance Sheet and notes thereto of Alexander and its Consolidated Subsidiaries dated December 31, 1995 (the "Alexander Balance Sheet"), or the Alexander March 31 Balance Sheet; or

                   (ii) disclosed to NEG in writing in connection with this Agreement; or

                  (iii) incurred, consistent with past practices, in or as a result of the ordinary course of business since December
     31, 1995.

               (c) Except as is determinable from the Alexander Balance Sheet, the Alexander 10-Q or except as contemplated by this Agreement, between December 31, 1995 and the date of this Agreement neither Alexander nor any of its Consolidated Subsidiaries has engaged in any material transaction not in the ordinary course of its business and, except as set forth in Schedule 3.04, there has not been, occurred or arisen since December 31, 1995:

                    (i) any material adverse change in the financial condition or in the operations of the business of Alexander and its Consolidated Subsidiaries, considered as one enterprise, from that shown on the Alexander Balance Sheet; or

                   (ii) any damage or destruction in the nature of a casualty loss, or interference with its business from such loss or from any labor dispute or court or governmental action, order or decree, whether covered by insurance or not, either individually or in the aggregate, which had a Material Adverse Effect on or to Alexander; or

                  (iii) any event, condition or state of facts (other than the general state of the national economy, prices of oil and gas generally in the United States and proposed state or federal legislation or regulation) of any character which would have a Material Adverse Effect on or to Alexander; or

                   (iv) any extraordinary loss or collective losses (as defined in Opinions No. 9 and No. 30 of the Accounting
     Principles Board of the American Institute of Certified Public Accountants) suffered by Alexander or any of its Consolidated Subsidiaries which had a Material Adverse Effect on Alexander, or any waiver by Alexander or any of its Consolidated
     Subsidiaries of any rights which are material to Alexander and its Consolidated Subsidiaries considered as one enterprise.

          3.05 Tax Matters.

               (a) All federal, state, local and foreign tax returns, reports and declarations required to be filed by Alexander have been timely filed (or appropriate extensions or waivers have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed.

               (b) All Taxes due from Alexander (i) have been fully paid or adequately reserved against on the books of Alexander, the Alexander Balance Sheet or the Alexander March 31 Balance Sheet, or
(ii) are being contested in good faith by appropriate proceedings and are disclosed in Schedule 3.05 attached hereto. Any deficiencies or assessments claimed or made as a result of examination of the federal or state income tax returns of Alexander by the IRS or the appropriate state taxing authority have either been paid or settled or fully reserved against on its books or on the financial statements of Alexander.

               (c) No waivers of statutes of limitation in respect of any tax returns or tax reports have been given or requested, except as shown on Schedule 3.05.

               (d) There are no potential tax deficiencies which are reasonably likely to arise from issues which have been raised by the IRS or any other taxing authority that have not been disclosed in Schedule 3.05 and are reasonably likely to have a Material
Adverse Effect on or to Alexander.

               (e) Notwithstanding the foregoing representations regarding Taxes and tax returns described in this Section 3.05, Alexander represents and warrants that with respect to all taxable years ended on and prior to December 31, 1995, Alexander shall owe no additional Taxes except those that have been paid or as to which proper and adequate reserves and allowances have been provided on the books of Alexander or the Alexander Balance Sheet.

          3.06 Title and Liens. Alexander has defensible title to all of the properties and assets included in the Alexander Balance
Sheet, including, without limitation, the Alexander Leases (as defined in, and after giving effect to the provisions of Section 3.25), which are material to Alexander and its Consolidated Subsidiaries considered as one enterprise, except for properties and assets disposed of in the ordinary course of its business subsequent to the date thereof. There are no mortgages, liens, security interests, assignments of production, deeds of trust, charges, deficiencies or encumbrances of any nature whatsoever covering or affecting any of such properties or assets except (i) as set forth on Schedule 3.06, (ii) liens for taxes and assessments not yet subject to penalties for nonpayment, or (iii) such liens, security interests, assignments of production, encumbrances, charges or deficiencies, which individually or in the aggregate are immaterial to such property or asset.

          3.07 Agreements, Contracts and Commitments. Alexander has listed on Schedule 3.07 (or, with respect to employee benefit obligations, Schedule 3.18) all contracts, agreements and instruments to which it is a party or by which it is bound as of the date hereof and which are in any single case of material importance to the conduct of the business of Alexander and its Consolidated Subsidiaries considered as one enterprise. Each such document, or a true and correct copy thereof, has been made available for inspection and copying by NEG at its sole expense, and NEG has been provided a written description of each oral arrangement so listed. Except as set forth in Schedule 3.07 or
Schedule 3.18 attached hereto, Alexander does not have as of the date hereof (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from Alexander to any person or entity, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of Alexander Common Stock or any other outstanding securities of Alexander, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Alexander to engage in any line of business or compete with any person, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $10,000 and involving future payments, (viii) any agreement, contract or commitment relating to the acquisition of capital stock or an amount of assets exceeding $10,000 in value of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business. Except as set forth on
Schedule 3.07, Alexander has not breached, nor to Alexander's knowledge is there any claim or any legal basis for a claim that Alexander has breached, any of the terms or conditions of any agreement, contract or commitment set forth in any of the Schedules attached to this Agreement or of any other agreement, contract or commitment, if any such breach, whether considered individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on or to Alexander.

          3.08 No Breach of Statute or Contract; Governmental
Authorizations.

               (a) Assuming compliance with Alexander's obligations under this Agreement, neither the execution and delivery of this Agreement by Alexander nor compliance by Alexander with the terms and provisions of this Agreement will violate any applicable law, statute, rule or regulation of any Governmental Body, or will as of the Effective Date of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Governmental Body to which Alexander is subject or of any agreement or instrument to which Alexander is a party or by which it is bound, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any property or asset of Alexander or cause any acceleration of maturity on any obligation or loan, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of Alexander and its Consolidated Subsidiaries considered as one enterprise, except as set forth in Schedule 3.08 attached hereto which describes all third party consents necessary to the consummation of this Agreement.

               (b) Except for applicable requirements, if any, of the 33 Act, 34 Act, the premerger notification requirements of the HSR Act, the Nasdaq National Market, the filing and recordation of appropriate merger documents as required by the DGCL and the Oklahoma Act, filings required pursuant to any state securities or "blue sky" laws, and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on Alexander or prevent or materially impair the consummation of the transactions contemplated hereby, Alexander is not required to submit any notice, report or other filing to any Governmental Body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

               (c) Alexander has delivered to NEG true and complete copies, described in Schedule 3.08, of all reports made by it during the past two fiscal years to the EEOC, OSHA and the DOL, and tax returns to, and tax rulings and tax audit reports from, the IRS and state and local jurisdictions. Schedule 3.08 also contains a brief description of all other types of material periodic reports to all other state or federal Governmental Bodies other than the SEC.

               (d) Alexander is not in violation of any applicable law, statute, rule, governmental regulation or order, or court decree or judgment which violation, considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to Alexander. Alexander and, where applicable, its employees and agents hold all licenses, franchises, authorizations and permits required for the conduct of Alexander's business which the failure to hold would result in a Material
Adverse Effect on or to Alexander.

          3.09 Litigation or Adverse Events. Schedule 3.09 attached hereto contains a description of each suit, action and legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Alexander, threatened (the "Alexander Cases"), to which Alexander is a party or of which any of its assets or properties are the subject, which description reflects the names of the parties, the style of the action and a brief description of the subject matter of the action. Alexander has made available to NEG true and correct copies of all pleadings and other filings made in connection with the Alexander Cases.
None of the Alexander Cases, whether considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to Alexander, except as set forth in
Schedule 3.09.

          Except as set forth in Schedule 3.09, there are no claims against or liabilities or obligations of, or to the knowledge of Alexander, any legal basis for any claims against or liabilities or obligations of, Alexander or its Consolidated Subsidiaries which are reasonably likely to result in a material reduction in the consolidated net worth of Alexander and its Consolidated Subsidiaries, considered as one enterprise, from that shown on the Alexander Balance Sheet or the Alexander March 31 Balance Sheet or any material charge against consolidated net earnings of Alexander and its Consolidated Subsidiaries, considered as one enterprise, except as expressly disclosed in this Agreement or any Schedule hereto, financial data and other material submitted in connection therewith or except as disclosed in writing to NEG.

          3.10 Patents, Trademarks, etc. Alexander and the Alexander Subsidiaries own, or have adequate licenses or other rights to use all patents, trade names, common law trademarks, private labels, trademark registrations and applications, copyrights and copyright registrations and applications used in or necessary for their respective businesses as now conducted. To the knowledge of Alexander, there are no claims or demands of any other person, firm or corporation pertaining to any of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications and no proceedings have been instituted, are pending or, to the knowledge of Alexander, threatened which challenge the rights of Alexander in respect thereof. To the knowledge of Alexander, none of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications, as the case may be, infringes on, or, to Alexander's knowledge, is being infringed by, other patents, trade names, private labels, trademarks or copyrights and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the ownership or use of such patents, trade names, trademarks or copyrights. Alexander has not given nor is it bound by an agreement of indemnification for patent, trade name, trademark or copyright infringement as to any property produced, used or sold by it.

          3.11 Authorization of Agreement. The execution, delivery and performance of this Agreement by Alexander have been duly and validly authorized and approved by the Board of Directors of Alexander, and Alexander has taken, or, prior to the Effective Date of the Merger, will use all reasonable efforts to take, all other action required by law, its Certificate of Incorporation and bylaws, and any other action required, to authorize such execution, delivery and performance.

          The execution, delivery and performance by Alexander of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of Alexander. This
Agreement has been, and the other agreements and instruments contemplated hereby, when executed, will be, duly executed and delivered by Alexander and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of Alexander, enforceable against Alexander in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

          3.12 Disclosure in Proxy Statement - Prospectus. None of the information which has been or will be supplied by Alexander to NEG which has been or will be included (or incorporated by reference to SEC filings of Alexander) in the Registration Statement in connection with the meeting of the shareholders of NEG held to approve the Merger will, (i) in the case of the Proxy Statement-Prospectus contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any prior communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, or (ii) in the case of the Registration Statement at the time it becomes effective, contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          3.13 Broker's or Finder's Fees.  Except as disclosed in
Schedule 3.13, no agent, broker, person or firm acting on behalf of Alexander or under its authority is, or will be entitled to, any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

          3.14 Insurance. Schedule 3.14 lists each policy of insurance under which Alexander may currently make a claim or has made any claim which remains unresolved. Alexander has provided NEG with a true and correct copy of each such policy or the binder therefor. Except as disclosed in Schedule 3.14, with respect to each such insurance policy or binder, (i) to Alexander's knowledge, the policy is legal, valid, binding and enforceable and in full force and effect; (ii) to Alexander's knowledge, if the term of the policy extends beyond the Effective Time, the policy will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Effective Time; and (iii) neither Alexander nor, to Alexander's knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to Alexander's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy.
Schedule 3.14 describes any self-insurance arrangement affecting Alexander. In all material respects, Alexander has at all times been insured in respect of its properties, assets and businesses in such amounts, of such types, and covering such casualties, risks and contingencies as is ordinarily carried by prudent companies engaged in similar businesses and owning similar properties and assets in the same general areas in which Alexander operates.

          3.15 Permits. Alexander has all of the Permits required by any governmental authority for the lawful operation of its business and each of its properties. There is no outstanding violation of any of the Permits that would have a Material Adverse Effect on or to Alexander, and none is anticipated. The Permits are in full force and effect and have been duly and validly issued. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby gives or will give any Governmental Body or licensor or licensee of Alexander any right to change the terms or provisions of, or terminate or cancel, any Permit to which Alexander is a party.

          3.16 Completeness of Documents Furnished by Alexander. The Certificate of Incorporation and bylaws of Alexander, as amended, and all leases, instruments, agreements and other documents (including all Schedules and documents made available, furnished or delivered pursuant to this Agreement), and all copies thereof, which have been or will be made available, furnished or delivered to NEG for its inspection and review pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby, are, or if not heretofore made available, furnished or delivered, will, when made available, furnished or delivered, be complete and correct originals or copies of the originals.

          3.17 Disposition of Assets. Since December 31, 1995, Alexander has not made any sale or other disposition of any of its material properties or assets or surrendered any of its rights with respect thereto or the usage thereof, or made any material additions to its properties or assets, or entered into or amended any material agreements, or entered into any material transaction, except as set forth on Schedule 3.17.

          3.18 Employees and Labor.

               (a) Alexander has listed in Schedule 3.18 and has made available for inspection and copying by NEG at NEG's expense true and complete copies of all employee benefit plans within the meaning of Section 3(3) of ERISA, or any plan, program, arrangement, agreement or obligation to provide benefits in the form of bonus, incentives, deferred compensation, dental, medical, disability, hospitalization, insurance, death benefits, vacation, severance, pension, profit sharing, retirement benefits, stock purchase, stock option, restricted stock, fringe benefits, or any other employee benefits of any kind whatsoever (collectively, the "Alexander Single Employer Plans"), as well as any other written agreements or other arrangements, which in either instance are currently in effect, between Alexander and any of its officers, directors, employees, independent contractors and consultants and anyone who has formerly served in any such capacity (or any of their respective defendants, heirs, legatees, beneficiaries or legal representatives). Alexander has not entered into any similar oral agreements or other arrangements, which in either instance is currently in effect. Except as disclosed in Schedule 3.18, there are no loans or other obligations payable or owing by Alexander to any officer, director or employee of Alexander (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to Alexander or any guarantees by Alexander of any loan or obligation of any nature to which any such person is a party.

               (b) Alexander has complied with all applicable Employment Laws, except for such noncompliance as would not individually or in the aggregate result in a Material Adverse Effect on or to Alexander. Except as described in Schedule 3.18, there is not and will not be any material liability of Alexander arising out of claims made or suits brought for injury, sickness, disease, death, termination of employment or conditions of employment of any person (including any employee or former employee or any contractor or subcontractor of Alexander or any agent or distributor of Alexander) arising out of or in connection with any event occurring or a state of facts existing prior to the Effective Date arising under any Employment Laws. Alexander is not a party to or otherwise bound by any compliance or affirmative action plan, award, settlement agreement, decree or other obligation arising out of or in connection with any violation or alleged violation of any Employment Laws.

               (c) There are no collective bargaining agreements or other labor union agreements or understandings to which Alexander or its Subsidiaries is a party or by which any of them is bound. Since December 31, 1995, neither Alexander nor its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

               (d) Except as set forth on Schedule 3.18, Alexander does not have any liabilities, taxes or sanctions that have arisen under COBRA or the Code, nor is there any action, suit, proceeding, claim, appeal, or demand against Alexander and/or any of its employees arising by reason of or relating to any failure by Alexander to comply with the continuing health care coverage of COBRA and Sections 601 through 608 of ERISA, which failure occurred with respect to any current or prior employee of Alexander or any qualified beneficiary of such employee (as defined in COBRA).

               (e) Except as set forth in Schedule 3.18, no person has asserted any claim under which Alexander has any liability under any health insurance, sickness, life insurance, disability, medical, surgical, hospital, death benefit or any other employee benefit plan maintained by Alexander or to which Alexander is a party or may be bound or under any workers compensation or similar law which exceeds $10,000 and is not fully covered by insurance maintained with responsible insurers or which has not been reserved for in the books of accounts of Alexander as of the date of this Agreement. Alexander does not provide any benefits to retirees or former employees under Alexander's medical plans, the aggregate expense for which is required to be accrued under FASB 106. To the extent such benefits are provided to retirees or former employees of Alexander, such benefits may be terminated at any time with no liability to Alexander.

          3.19 Obligations to Employees.

               (a) All obligations of Alexander, whether arising by operation of law, contract, agreement, or otherwise, for bonuses or other forms of compensation or benefits, or for payments to trusts or other funds or to any Governmental Body or to any employees, former employees, directors, officers, agents, or any other individual (or any of their respective heirs, legatees, beneficiaries, or legal representatives) with respect to any Alexander Single Employer Plans of any kind whatsoever with respect to periods ending on or before the date of this Agreement have been paid or accrued at December 31, 1995, if due, all in accordance with generally accepted accounting principles.

               (b) Alexander does not have any accumulated funding deficiencies, as such term is defined in ERISA and in the Code, with respect to any Alexander Single Employer Plans. Alexander has not incurred any liability to the PBGC, other than for the payment of insurance premiums, all of which have been paid when due, the IRS or the DOL with respect to any such Alexander Single Employer Plan. As to each Multiemployer Plan which is subject to MEPPA, Alexander has not incurred and does not expect to incur any withdrawal liability. The consummation of this Agreement will not result in either a complete or partial withdrawal from any of the Multiemployer Plans. All of the Alexander Single Employer Plans have been amended as, when and to the extent necessary to comply with and qualify under the applicable provisions of the Code.

               (c) Except as described in Schedule 3.19, the Alexander Single Employer Plans which are pension benefit plans have received, or have applied for and expect to receive, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no amendments have been made to such Alexander Single Employer Plans other than those covered by such determination letters or applications for such determination letters with respect to such amendments which have been timely filed with the IRS. No determination letter received with respect to any Alexander Single Employer Plan has been revoked nor, to the knowledge of Alexander, has revocation been threatened. Each of the Alexander Single Employer Plans has been administered at all times in all respects in accordance with its respective terms.
There are no pending investigations by any governmental agency involving the Alexander Single Employer Plans, no deficiency or termination proceedings involving the Alexander Single Employer
Plans, and no pending or, to the knowledge of Alexander, threatened claims (except for claims for benefits payable in the normal operation of the Alexander Single Employer Plans), suits or proceedings against any Alexander Single Employer Plan or asserting any rights or claims to benefits under any Alexander Single
Employer Plan nor, to the knowledge of Alexander, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

               (d) Neither the Alexander Single Employer Plans nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" with respect to any Alexander Single Employer Plan (as such term is defined in Section 4975 of the Code or Section 406 of ERISA).
Except as set forth in Schedule 3.19, Alexander has not experienced any reportable event within the meaning of ERISA or other event or condition which constitutes a reportable event, or any other event or condition which presents a material risk of termination of any Alexander Single Employer Plan by the PBGC, or has had any tax imposed upon it by the IRS for any alleged violation under Section
4975 of the Code, or has engaged in any transaction which might subject Alexander or any such Alexander Single Employer Plan to any liability for such tax. The terms of any such Alexander Single Employer Plans comply with ERISA and the Code, if applicable, in all respects, and any and all reporting and disclosure requirements of ERISA or the IRS and the DOL with respect to any such Alexander Single Employer Plan have been timely met. The information supplied to the actuary by Alexander for use in preparing those annual reports for the Alexander Single Employer Plans was complete and accurate and Alexander has no reason to believe that the conclusions expressed in such reports are incorrect.

               (e) If termination (whether complete or partial) of any Alexander Single Employer Plan has occurred, then all liabilities with respect thereto have been satisfied in full and no present liability exists with respect to any such prior termination.

               (f) All stock options and restricted stock referred to in Section 4.10 satisfy the requirements of Code Section 162(m) and applicable regulations for performance based compensation, or otherwise are exempt from the provisions of Code Section 162(m).
Any cancellation, substitution or modification of stock options or restricted stock required by Section 4.10 is permitted under the terms of the applicable benefit plan or agreement, and does not require the consent or agreement of any holder of stock options or restricted stock.

          3.20 Vested Vacation Entitlement.  Except as set forth on
Schedule 3.20, Alexander's books of account and financial statements referred to in Section 3.04 hereof provide for vested vacation entitlement in accordance with FASB 43 and for all other material accruals for other employee benefits required by generally accepted accounting principles.

          3.21 Environmental Matters. Except as disclosed at Schedule 3.21, in connection with the use, ownership or operation of Alexander's assets or any oil well, gas well or other well located on lands covered by a lease in which Alexander has any interest or on lands spaced, pooled or unitized therewith, Alexander and, to Alexander's knowledge, each person or entity owning or having owned any interest (leasehold, fee, equitable or otherwise) in, or using or operating or having operated or used, any such asset or well, have complied in all material respects with all Environmental Laws, for which the failure to have complied or be in compliance therewith or the remedial obligations resulting therefrom would result in a Material Adverse Effect on or to Alexander.

          Except as disclosed at Schedule 3.21, Alexander does not have knowledge of, and has not received notice from, any Governmental
Body, person or entity, of any Release, or any event, condition, circumstance, activity, practice or incident concerning or affecting Alexander's assets that (i) would result in Alexander failing to comply with any Environmental Law or the terms of any Permit issued pursuant thereto, or (ii) would result in any common law or other liability of Alexander to any person, entity or Governmental Body for damage or injury to natural resources, wildlife, human health or the environment, which failure or liability would result in a Material Adverse Effect on or to Alexander.

          Except as disclosed at Schedule 3.21, there is no civil, criminal, or administrative action, lawsuit, demand, litigation, claim, hearing, notice of violation, investigation, or proceeding pending or, to Alexander's knowledge, threatened against Alexander, or any present or former owner of any interest in, or operator of, any oil well, gas well or other well in which Alexander has any interest or any other of Alexander's assets as a result of the maintenance of a nuisance, or the violation or breach of any Environmental Law or any remedial obligation arising thereunder, the terms of any Permit issued under any Environmental Law affecting Alexander's assets, properties or business, or any duty arising at common law to any person, entity or Governmental Body relating to the protection of the environment, which would result in a Material Adverse Effect on or to Alexander.

          3.22 Books of Account. Alexander has maintained its books of account in the usual, regular and ordinary manner.

          3.23 Prior Obligations. Alexander has no contractual obligation relating to the disposition, by merger or otherwise, of any of the equity securities of Alexander or of all or any significant portion of Alexander's assets except as described in this Agreement or the Schedules hereto.

          3.24 Oil and Gas Reserve Report. To Alexander's knowledge, the proved oil and gas quantities in the reserve report prepared with respect to Alexander by N&S as of December 31, 1995 (the "Alexander Reserve Report") fairly present the estimated quantities of projected oil and gas production attributable to the assets of Alexander as stated therein as of the date thereof. It is understood that such estimated quantities are based in whole or in part on studies performed by independent engineers, and Alexander does not represent or warrant the accuracy of such studies.
Alexander made available to N&S all information within its possession or its control relevant to such studies and, to Alexander's knowledge, such information was true and correct. To Alexander's knowledge, there has been no material adverse change in the information provided to N&S, and no event or circumstance has occurred which could reasonably be expected to result in a decrease of more than 10% in the projected proved oil and gas quantities in the aggregate set forth in the Alexander Reserve Report since the date of such report, except for the production of oil, gas and other hydrocarbons in the ordinary course of business, the acquisition and disposition of interests in oil and gas properties described on Schedules 3.25A, B and C, and decreases in oil and gas prices generally in the United States.

          3.25 Title to Interests. Schedule 3.25A identifies (i) each oil well and gas well in which Alexander owns an interest, vested or contingent, and which is producing or capable of producing hydrocarbons in commercial quantities (individually an "Alexander Well" and collectively called the "Alexander Wells") and (ii) Alexander's net revenue interest and leasehold cost bearing interest (i.e., working interest) in each Alexander Well. Adjacent to the name of each Alexander Well is a description of all lands constituting the drilling and spacing unit or other allowable production unit in which such Alexander Well is situated. Each oil, gas, and mineral lease in which Alexander owns any interest and which interest is entitled to share in the production of hydrocarbons or the proceeds of sale of the production of hydrocarbons from the Alexander Wells is hereinafter individually and are collectively called the "Alexander Producing Leases."
Schedule 3.25B describes all oil, gas, and mineral leases, other than the Alexander Producing Leases, in which Alexander owns any interest and the type of interest which Alexander owns therein (hereinafter individually and collectively called the "Alexander Non-Producing Leases;" the Alexander Non-Producing Leases and the Alexander Producing Leases are hereinafter individually and collectively called the "Alexander Leases"). Schedule 3.25C describes (i) all lands in which Alexander owns a fee simple or term mineral or royalty interest, which are not entitled to share in the production of hydrocarbons from the Alexander Wells or the proceeds of sale of the production of hydrocarbons from the Alexander Wells (the "Alexander Non-Producing Mineral Fee
Interests"), and (ii) Alexander's interest in and to the Alexander Non-Producing Mineral Fee Interests by virtue of such ownership.
The lands described at Schedules 3.25A-C are individually and collectively called the "Alexander Land." The Alexander Wells, the Alexander Leases, and the Alexander Land, together with (i) all contracts, agreements, leases, licenses, permits, authorizations, easements, and orders (individually and collectively called the "Alexander Agreements") in any way relating to the Alexander Wells, Alexander Leases and/or the Alexander Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all wells, personal property, fixtures (including, without limitation, pipe, plants and pipelines), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the Alexander Wells, the Alexander Leases and/or the Alexander Land, or used or obtained in connection therewith or with the operation or maintenance of the Alexander Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the Alexander Wells, the Alexander Leases, the Alexander Agreements, and/or the Alexander
Land (including, without limitation, all mineral and royalty interests, and all overriding royalty interests and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the "Alexander Interests."

          As respects each Alexander Well, Alexander's interests in the Alexander Producing Leases and the Alexander Land are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to the limitations described in Schedule 3.25A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production attributable to third parties, (i) Alexander is entitled, during the entire extended terms of the Alexander
Producing Leases covering such Alexander Well, to a share
(expressed as a decimal) of all oil, gas and other minerals produced from such Alexander Well which is not less than the "net revenue interest" set out in connection with the description of such Alexander Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in Schedule 3.06, (ii)
Alexander owns an undivided interest (expressed as a decimal) equal to the "working interest" set out in connection with the description of such Alexander Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) Alexander is obligated, during the entire extended terms of the Alexander
Producing Leases to which production from such Alexander Well is attributable, for a share of the costs relating to the exploration, development, and operation of such Alexander Well which is no greater than the "working interest" set out in connection with the description of such Alexander Well.

          3.26 Compliance With Leases and Laws. Alexander has complied in all material respects with the terms and provisions of the Alexander Leases. To Alexander's knowledge and except as disclosed on Schedule 3.26, no default exists under any of the terms and provisions, express or implied, of any of the Alexander Leases or under any of the terms and provisions of any agreement to which any of the Alexander Leases are subject, and Alexander has not received notice of any claim of such default. All bonuses, rentals, shut-in royalties and royalties due under the Alexander Leases and applicable law, rules and regulations of the federal and state Governmental Bodies having jurisdiction with respect to same have been timely and properly paid and are not in suspense for any reason, except as disclosed in Schedule 3.26. Alexander's aggregate delay rental and bonus obligations due under the terms of the Alexander Non-Producing Leases for each of calendar years 1996, 1997, and 1998 are set forth at Schedule 3.26. There is no express provision under any Alexander Lease or any agreement which requires the drilling of additional wells or other operations to earn or continue to hold any of the Alexander Leases and all lands covered thereby, except as disclosed in Schedule 3.26. All Alexander Wells have been drilled, completed, and operated in compliance with all applicable federal, state and local laws and regulations applicable thereto (including, without limitation, the Environmental Laws), except to the extent such failure to comply would not result in a Material Adverse Effect to Alexander. Based on information available to Alexander, all production from the Alexander Wells has been properly accounted for and all proceeds attributable thereto have been properly paid to the persons entitled thereto in accordance with payment practices customary in the oil and gas industry and applicable law, except as disclosed in Schedule 3.26, and all necessary filings with Governmental Bodies have been properly made in connection with the drilling, completion, and operations of each Alexander Well and all other oil and gas operations on the Alexander Land and, except as disclosed in
Schedule 3.26, no production or sale of oil, gas and other hydrocarbons heretofore produced or sold from or attributable to the Alexander Leases has been in excess of any allowable quantity
(plus permitted tolerances) or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities. Schedule
3.26 identifies by amount all proceeds attributable to the production of hydrocarbons through December 31, 1995, which are owing to third parties and which are in the possession or under the control of Alexander. Except as disclosed in Schedule 3.26, no gas produced from the Alexander Interests is subject to the price control jurisdiction of the FERC under the NGPA.

          3.27 Sale of Production. Except as set forth in Schedule 3.27, to Alexander's knowledge, Alexander has no production from any Alexander Well which is subject to balancing rights of third parties or is subject to balancing duties under governmental requirements, and no third party has production from any Alexander Well which is subject to the balancing rights of Alexander. Except as set forth on Schedule 3.27, no production from any Alexander Well has exceeded the allowable production established therefor by the appropriate Governmental Body. Except as set forth on Schedule 3.27, Alexander is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause or relating to the settlement of a take-or-pay dispute, or under any similar arrangement, to deliver oil, gas, natural gas liquids or other hydrocarbons or minerals produced from or allocated to any of the Alexander Leases at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except as disclosed on Schedule 3.27, Alexander has not collected any proceeds from the sale of hydrocarbons produced from the Alexander Interests which are subject to refund. Except as set forth in Schedule 3.27, proceeds from the sale of oil, gas and natural gas liquids from the Alexander Wells are being received by Alexander in a timely manner and based upon the net revenue interest described at Schedule 3.25 for each such Alexander Well and in accordance with the terms of the applicable purchase agreement governing such sale, and are not being held in suspense for any reason. Alexander has described in
Schedule 3.27 and made available to NEG for examination all contracts and agreements (other than routine division orders terminable by Alexander upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the Alexander Interests are sold, transported, processed or otherwise disposed of or marketed. Except as disclosed in Schedule 3.27, no person has any call upon, right of first refusal, preferential right or option to purchase or similar rights with respect to the Alexander Interests or to the production therefrom. Except as disclosed in
Schedule 3.27, price renegotiation procedures have not been commenced under FERC Order No. 451 which involve or which hereafter may affect any gas produced from the Alexander Interests. Except as disclosed in Schedule 3.27, no offer of credits under FERC Order No. 500 has been made which would entitle any purchaser of gas produced from the Alexander Interests to credit transported volumes against such purchaser's take-or-pay obligations under any contract for the sale of gas produced from the Alexander Interests.

          3.28 Contracts. Alexander has described in Schedule 3.28 all partnership, joint venture, farmout, dry hole, bottom hole, acreage contribution, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which may affect the Alexander Interests, and all other executory contracts to which Alexander is a party which would have a Material Adverse Effect on any item of the Alexander Interests.

          3.29 Status of Alexander Wells.  Except as disclosed on
Schedule 3.29, all Alexander Wells are producing or capable of producing hydrocarbons in commercial quantities (based upon prevailing economic conditions) without the necessity of reworking or recompletion operations. To Alexander's knowledge and except as disclosed in Schedule 3.29, there are no obligations existing for the plugging or abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located at the Alexander Interests.

          3.30 Tax Partnerships. Except as disclosed on Schedule 3.30, no item of the Alexander Interests is treated for income tax purposes as being owned by a partnership.

          3.31 Equipment and Off-Lease Facilities. That portion of the Alexander Interests consisting of personal property, facilities, and fixtures, including without limitation, all property and assets used in connection with the operation of the Alexander Interests, is in good condition and repair, ordinary wear and tear excepted, and is adequate for the proper operation of the Alexander
Interests, except for such repairs and additions necessary for the proper operation of the Alexander Interests and which individually or in the aggregate would not result in a Material Adverse Effect on Alexander.

          3.32 SEC Documents. Alexander has delivered or made available to NEG each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since December 31, 1991, which are listed on Schedule 3.32, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Alexander
Reports"). The Alexander Reports, which were filed with the SEC in a timely manner except as set forth in Schedule 3.32, constitute all forms, reports and documents required to be filed by Alexander under the 33 Act, the 34 Act and the rules and regulations promulgated thereunder. As of their respective dates, the Alexander Reports (i) complied as to form in all material respects with the applicable requirements of the 33 Act and/or the 34 Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of Alexander included in or incorporated by reference into the Alexander Reports (including the related notes and schedules) fairly presents the financial position of Alexander as of its date and each of the statements of income, retained earnings and cash flows of Alexander included in or incorporated by reference into the Alexander Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Alexander for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

          3.33 Related Party Transactions. Set forth in Schedule 3.33 is a complete list of all arrangements, agreements and contracts between Alexander and any person who is an officer, director or affiliate of Alexander, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate.

          3.34 Certain Payments. Except as set forth in Schedule 3.34, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Alexander benefit plan, policy, practice, agreement or other arrangement or any trust or loan (the "Alexander Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Alexander or (ii) result in the triggering or imposition of any restrictions or limitations on the right of NEG or Alexander to amend or terminate any Alexander Employee
Arrangements and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in Schedule 3.34, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Alexander benefit plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Alexander will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          3.35 Royalty Accounts. Schedule 3.35 sets forth as of April 30, 1996, the amount of funds held by Alexander in suspense and which are owed to third party owners of royalty, overriding royalty, working or other interests for past production of oil and gas attributable to the Alexander Interests.

          3.36 Accounts Payable. The accounts payable reflected on the Alexander Balance Sheet, the Alexander March 31 Balance Sheet and those reflected on the books of Alexander at the time of the Closing reflect all amounts owed by Alexander, in respect of trade accounts due and other payables as required by generally accepted accounting principles to be identified on such Alexander Balance
Sheet, Alexander March 31 Balance Sheet or in the books of
Alexander. Schedule 3.36 sets forth all accounts payable past due as of April 30, 1996 and will be updated by Alexander to set forth all accounts payable past due as of the date of Closing.

                            ARTICLE IV

                CONDUCT AND TRANSACTIONS PRIOR TO
                   EFFECTIVE DATE OF THE MERGER

          4.01 Investigations; Operation of Business of Alexander. Between the date of this Agreement and the Effective Date of the
Merger:

               (a) (i) Alexander shall give NEG, its agents and representatives, full access to all of the premises of Alexander, the Alexander Partnerships, and the Alexander Subsidiaries, including well sites, and books and records and to cause their respective officers to furnish NEG, its agents and representatives with such financial and operating data and other information with respect to the respective businesses and properties of Alexander, the Alexander Partnerships, and the Alexander Subsidiaries as NEG, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of Alexander hereunder, and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of Alexander, the Alexander Partnerships, and the Alexander Subsidiaries. In the event of termination of this Agreement, except as prevented by law, NEG will, and shall cause its agents and representatives to, return to Alexander all documents, work papers and other materials obtained from Alexander, the Alexander Partnerships, and the Alexander Subsidiaries in connection with the transactions contemplated hereby, and all copies, extracts or other reproductions thereof in whole or in part (the "Alexander Confidential Material"). The term Alexander Confidential Information does not include information which (i) is public information, (ii) was already known to NEG, (iii) is developed by NEG independently from the information supplied to NEG pursuant to this Agreement, or (iv) is furnished to NEG by a third party who is not an employee, agent, representative, or advisor of Alexander or any entity in which Alexander has an interest independently from NEG's investigation pursuant to the transactions contemplated by this Agreement. NEG agrees, and shall cause its affiliates and their respective officers, directors, employees, financial advisors and agents (collectively, "NEG Representatives") to keep confidential any information obtained pursuant to this Agreement unless such information is readily ascertainable from public or published information or trade sources. If this Agreement is terminated, NEG shall not use, and shall cause each NEG Representative not to use, any of the Alexander Confidential Information to NEG's or any other person's or entity's financial advantage or to the detriment of Alexander. The confidentiality provisions of this Section 4.01(a) shall survive the termination of this Agreement.

                   (ii) Subject to Subsection 4.01(a)(iii) below or except as required by law, the Alexander Confidential Material will be kept confidential and will not, without the prior written consent of Alexander, be disclosed by NEG or the NEG Representatives, in whole or in part, and will not be used by NEG or the NEG Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger, the other transactions contemplated by this Agreement or evaluating, negotiating or advising NEG with respect to the transactions contemplated herein. Moreover, NEG agrees to transmit the Alexander Confidential Material to the NEG Representatives only if and to the extent that the NEG Representatives need to know the Alexander Confidential Material for purposes of such transaction and are informed by NEG of the confidential nature of the Alexander Confidential Material and of the terms of this Section. In any event, NEG will be responsible for any actions by the NEG Representatives which are not in accordance with the provisions hereof.

                  (iii) In the event that NEG, the NEG Representatives or anyone to whom NEG or the NEG Representatives supply the Alexander Confidential Material are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any Governmental Body or otherwise in connection with legal processes) to disclose any of the Alexander Confidential Material, NEG agrees (i) to immediately notify Alexander of the existence, terms and circumstances of such a request, (ii) to consult with Alexander on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Alexander Confidential Material which, in the opinion of NEG's counsel, NEG is legally compelled to disclose and to cooperate with any action by Alexander to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Alexander Confidential Material (it being agreed that Alexander shall reimburse NEG for all reasonable out-of-pocket expenses incurred by NEG in connection with such cooperation).

               (b) Alexander will, to the extent required for continued operation of its business without impairment, use its reasonable efforts to preserve substantially intact the books and records and the business organization of Alexander, to keep available the services of its present officers and employees, and to preserve the present relationships of Alexander with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise and to promptly notify NEG of an emergency or other change which would have a Material Adverse Effect on Alexander, any governmental complaints, investigations, hearings
(or communications indicating that the same may be contemplated) or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

               (c) Alexander will conduct its business only in the ordinary course and, by way of amplification and not limitation, Alexander will not, without the prior written consent of NEG, except with respect to the issuance of shares previously reserved for issuance as described in Schedule 3.02, (i) issue, sell or otherwise dispose of any shares of its capital stock, or (ii) grant any other options or warrants or other rights to purchase or otherwise acquire any shares of Alexander's capital stock or issue any securities convertible into shares of Alexander's capital stock, or (iii) adopt any new employee benefit plans or modify or alter any existing employee benefit plan, or (iv) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Alexander, or (v) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Alexander, or
(vi) effect a split or reclassification of any capital stock of Alexander or a recapitalization of Alexander, or (vii) change the charter or bylaws of Alexander, or (viii) grant any increase in the compensation payable or to become payable by Alexander to officers or salaried employees of Alexander or any increase in any Alexander Single Employer Plan or Alexander Employee Arrangement for any officers or employees, or (ix) borrow, except for working capital purposes not to exceed $10,000, or agree to borrow any funds, or guarantee or agree to guarantee the obligations of others, or (x) waive any rights of substantial value, or (xi) except in the ordinary course of business enter into an agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment, or (xii) take any action or omit to take any action which would result in any of its representations or warranties set forth in this Agreement becoming untrue or any of the conditions or obligations of Alexander set forth in Section 5.02 hereof not being satisfied. Listed on
Schedule 4.01 hereto are all of Alexander's presently proposed capital expenditures exceeding $10,000. Without the prior written consent of NEG, Alexander will not make any other capital expenditures in excess of $100,000 in any one case or $150,000 in the aggregate.

               (d) Alexander shall furnish NEG a copy of all amendments to the Alexander 10-K and of any other form filed with the SEC under the 34 Act from the date of filing of the Alexander 10-K to the Effective Date of the Merger.

               (e) Following its execution of this Agreement, neither Alexander nor any of its affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any person other than NEG with respect to the disposition of any of the equity securities of Alexander or any options with respect thereto or merger of Alexander with another corporation, or any disposition of all or any significant portion of the assets of Alexander not in the ordinary course of business, or similar transaction (each an "Alexander Acquisition Proposal"), nor shall Alexander or any of its affiliates or agents provide any information concerning Alexander with respect to an Alexander Acquisition Proposal, unless Alexander has been advised by counsel that participation in such negotiations or the provision of such information in response to any unsolicited offer is required by the fiduciary duties of Alexander's Board of Directors under applicable law. In the event anyone should solicit, initiate negotiations with or make inquiries of Alexander relative to an Alexander Acquisition Proposal, Alexander will promptly notify NEG.

               (f) Alexander will continue to maintain its books of account in the usual, regular and ordinary manner.

          4.02 Investigations; Operation of Business of NEG. Between the date of this Agreement and the Effective Date of the Merger:

               (a) (i) NEG shall give Alexander, its agents and representatives, full access to all of the premises of NEG, the NEG Partnerships, and the NEG Subsidiaries including well sites, and books and records, and to cause their respective officers to furnish Alexander, its agents and representatives with such financial and operating data and other information with respect to the respective businesses and properties of NEG, the NEG Partnerships, and the NEG Subsidiaries as Alexander, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of NEG hereunder, and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of NEG, the NEG Partnerships, and the NEG Subsidiaries. In the event of termination of this Agreement, except as prevented by law, Alexander will, and shall cause its agents and representatives to, return to NEG all documents, work papers and other materials obtained from NEG, the NEG Partnerships, and the NEG Subsidiaries in connection with the transactions contemplated hereby, and all copies, extracts or other reproductions thereof in whole or in part (the "NEG Confidential Material"). The term NEG Confidential Information does not include information which (i) is public information, (ii) was already known to Alexander, (iii) is developed by Alexander independently from the information supplied to Alexander pursuant to this Agreement, or (iv) is furnished to Alexander by a third party who is not an employee, agent, representative, or advisor of NEG or any entity in which NEG has an interest independently from Alexander's investigation pursuant to the transactions contemplated by this Agreement. Alexander agrees, and shall cause its affiliates and their respective officers, directors, employees, financial advisors and agents (collectively, "Alexander Representatives") to keep confidential any information obtained pursuant to this Agreement unless such information is readily ascertainable from public or published information or trade sources. If this Agreement is terminated, Alexander shall not use, and shall cause each Alexander Representative not to use, any of the NEG Confidential Information to Alexander's or any other person's or entity's financial advantage or to the detriment of NEG. The confidentiality provisions of this Section 4.02(a) shall survive the termination of this Agreement.

                   (ii) Subject to Subsection 4.02(a)(iii) below or except as required by law, the NEG Confidential Material will be kept confidential and will not, without the prior written consent of NEG, be disclosed by Alexander or the Alexander Representatives, in whole or in part, and will not be used by Alexander or the Alexander Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger, the other transactions contemplated by this Agreement or evaluating, negotiating or advising Alexander with respect to the transactions contemplated herein. Moreover, Alexander agrees to transmit the NEG Confidential Material to the Alexander Representatives only if and to the extent that the Alexander Representatives need to know the NEG Confidential Material for purposes of such transaction and are informed by Alexander of the confidential nature of the NEG Confidential Material and of the terms of this Section. In any event, Alexander will be responsible for any actions by the Alexander Representatives which are not in accordance with the provisions hereof.

                  (iii) In the event that Alexander, the Alexander Representatives or anyone to whom Alexander or the Alexander Representatives supply the NEG Confidential Material are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any Governmental Body or otherwise in connection with legal processes) to disclose any of the NEG Confidential Material, Alexander agrees (i) to immediately notify NEG of the existence, terms and circumstances of such a request, (ii) to consult with NEG on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the NEG Confidential Material which, in the opinion of Alexander's counsel, Alexander is legally compelled to disclose and to cooperate with any action by NEG to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the NEG Confidential Material (it being agreed that NEG shall reimburse Alexander for all reasonable out-of-pocket expenses incurred by Alexander in connection with such cooperation).

               (b) NEG will, to the extent required for continued operation of its business without impairment, use its reasonable efforts to preserve substantially intact the books and records and the business organization of NEG, to keep available the services of its present officers and employees, and to preserve the present relationships of NEG with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise and to promptly notify Alexander of an emergency or other change which would have a Material Adverse Effect on NEG, any governmental complaints, investigations, hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

               (c) NEG will conduct its business only in the ordinary course and, by way of amplification and not limitation, NEG will not, without the prior written consent of Alexander, except with respect to the issuance of shares as described in Schedule 2.02,
(i) issue, sell or otherwise dispose of shares of its capital stock, or (ii) grant any other options or warrants or other rights to purchase or otherwise acquire any shares of NEG's capital stock or issue any securities convertible into shares of NEG's capital stock, or (iii) adopt any new employee benefit plans or modify or alter any existing employee benefit plan except as otherwise disclosed on Schedule 4.02, or (iv) declare, set aside, or pay any dividend or distribution with respect to the capital stock of NEG other than ordinary semi-annual cash dividends by NEG consistent with past practice in an amount not in excess of $5.00 per share of Series B Preferred and $5.25 per share of Series C Preferred, or
(v) directly or indirectly redeem, purchase or otherwise acquire any capital stock of NEG, or (vi) effect a split or reclassification of any capital stock of NEG or a recapitalization of NEG, or (vii) change the charter or bylaws of NEG except as otherwise disclosed on Schedule 4.02, or (viii) grant any increase in the compensation payable or to become payable by NEG to officers or salaried employees of NEG or any increase in any NEG Single Employer Plan or NEG Employee Arrangement for any officers or employees except as otherwise disclosed on Schedule 4.02, or (ix) borrow, except for working capital purposes not to exceed $10,000 and except as set forth on Schedule 4.02, or agree to borrow any funds, or guarantee or agree to guarantee the obligations of others, or (x) waive any rights of substantial value, or (xi) except in the ordinary course of business and except as set forth on Schedule 4.02, enter into an agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment, or (xii) take any action or omit to take any action which would result in any of its representations or warranties set forth in this Agreement becoming untrue or any of the conditions or obligations of NEG set forth in Section 5.01 hereof not being satisfied. Listed on Schedule 4.02 hereto are all of NEG's presently proposed capital expenditures exceeding $10,000. Without the prior written consent of Alexander, NEG will not make any other capital expenditures in excess of $100,000 in any one case or $150,000 in the aggregate.

               (d) NEG shall furnish Alexander a copy of any amendment to the NEG 10-K and of any other report filed with the SEC under the 34 Act from the date of filing of the NEG 10-K to the Effective Date of the Merger.

               (e) Following its execution of this Agreement, neither NEG nor any of its affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any person other than Alexander with respect to the disposition of any of the equity securities of NEG or any options with respect thereto or merger of NEG with any corporation, or any disposition of all or any significant portion of the assets of NEG not in the ordinary course of business, or similar transaction (each an "NEG Acquisition Proposal"), nor shall NEG or any of its affiliates or agents provide any information concerning NEG with respect to an NEG Acquisition Proposal, unless NEG has been advised by counsel that participation in such negotiations or the provision of such information in response to any unsolicited offer is required by the fiduciary duties of NEG's Board of Directors under applicable law.
In the event anyone should solicit, initiate negotiations with or make inquiries of NEG relative to an NEG Acquisition Proposal, NEG will promptly notify Alexander.

               (f) NEG will maintain its books of account in the usual, regular and ordinary manner.

          4.03 Shareholder Approvals. NEG and Alexander each shall submit this Agreement to its respective shareholders for approval, all as provided by law and their respective Certificates of Incorporation. Each of Alexander and NEG will, through its respective Board of Directors, recommend to the holders of their respective Common Stock the approval of the Merger and will not rescind its declaration that the Merger is advisable unless such party has been advised by counsel that such recommendation cannot be made by the Board of Directors or must be rescinded because such recommendation violates the fiduciary duties of such Board of Directors under applicable law. Such actions shall be effected with reasonable promptness and as the parties shall mutually determine desirable.

          4.04 NEG Registration Statement, etc. Prior to the Effective Date of the Merger, NEG shall have prepared and filed with the SEC the Registration Statement under the 33 Act, for the purpose of registering the shares of NEG Common Stock to be exchanged for the shares of Alexander Common Stock pursuant to Article I of this Agreement. NEG and Alexander will use all reasonable efforts to cause such Registration Statement, together with applicable state securities law qualifications, to become effective by August 9, 1996, or as soon thereafter as may be practicable.

          4.05 Information for Proxy Statement-Prospectus. NEG and Alexander will each furnish to the other such data and information relating to it as the other may reasonably request for the purpose of including such data and information in the Proxy Statement-Prospectus or the Registration Statement.

          4.06 Restricted Common Stock. Alexander will deliver to NEG not later than ten (10) days before the Effective Date of the Merger, a schedule listing Alexander's Affiliates (as herein defined) and the amounts of shares of Alexander Common Stock owned by Such Affiliates and the numbers of the certificates representing the same. Alexander shall furnish NEG with such information and documents as NEG shall reasonably request for purposes of reviewing and updating such list. For the purposes of Sections 4.06 and 4.07 and Exhibit C to this Agreement, "Affiliates" means each director or executive officer and each person who, should he sell, transfer or distribute NEG Common Stock acquired by him in connection with the Merger, would be subject to the requirements of paragraphs (c) and (d) of Rule 145, as amended, under the 33 Act, or who would otherwise be considered to be an Affiliate under the applicable rules and regulations of the SEC and the 33 Act.

          4.07 Letters from Affiliates. Prior to Closing, Alexander will use its reasonable efforts to obtain from each of its Affiliates a letter substantially in the form attached as Exhibit
C hereto.

          4.08 Consents. Prior to Closing, NEG and Alexander shall each use its respective reasonable efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit it to consummate the Merger.

          4.09 NEG Board of Directors. In connection with the Merger, the following persons shall be nominated for election as directors of NEG at the annual shareholders meeting of NEG at which the Merger is considered to serve for the ensuing year or until their successors are duly elected and qualified: George B. McCullough, Norman C. Miller, Miles D. Bender, Robert H. Kite, George N.
McDonald, Robert V. Sinnott and Elwood W. Schafer and immediately after the Effective Time, the board of directors of NEG shall increase the size of the NEG board of directors to ten and elect
Bob G. Alexander, Jim L. David and Robert A. West as directors to serve for the ensuing year or until their successors are duly elected and qualified; provided, however, if any such person becomes unwilling or unable to serve prior to the Effective Time, any person who is to replace George B. McCullough, Norman C.
Miller, Miles D. Bender, Robert H. Kite, George N. McDonald, Robert
V. Sinnott or Elwood W. Schafer (an NEG designated director) shall be named by NEG, and any person who is to replace Bob G. Alexander, Jim L. David or Robert A. West (an Alexander designated director) shall be named by Alexander.

          4.10 Outstanding Alexander Options, Warrants and Stock Awards. NEG shall deliver at Closing to each record holder of options or warrants identified in Schedule 3.02 hereof that remain unexercised in whole or in part at the Effective Time, in substitution therefor and in cancellation thereof, options or warrants, as the case may be, to purchase a number of shares of NEG Common Stock determined by multiplying the number of shares of Alexander Common Stock subject to the option or warrant by the Exchange Ratio (rounded to the nearest whole number of shares). The per share exercise price of each substitute option or warrant shall be determined by dividing the per share exercise price for the Alexander option or warrant by the Exchange Ratio, and rounding the exercise price to the nearest whole cent. Other terms of such substitute options or warrants shall be the same terms as are contained in the options and warrants identified on Schedule 3.02. As promptly as practicable after the Effective Time, NEG shall use its best efforts to cause a registration statement on Form S-8, or any successor form to be declared effective by the SEC under the 33 Act for the issuance and sale of all shares of NEG Common Stock which are subject to such options or warrants. NEG shall deliver at Closing to each holder of restricted stock awards set forth on
Schedule 3.02 that remain subject to forfeiture at the Effective
Time, in substitution therefor and in cancellation thereof, a number of shares of NEG Common Stock determined by multiplying the number of such shares subject to forfeiture by the Exchange Ratio.
The provisions of this Section 4.10 shall survive the Effective
Time and the Closing.

          4.11 Filings. Subject to the terms and conditions herein provided, NEG and Alexander shall use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations.

          4.12 Notices of Certain Events. Each of Alexander or NEG, as appropriate, shall promptly notify the other of receipt of:

               (a) any notice or other communication from any person other than a Governmental Body alleging that the consent of such person is or may be required in connection with, or that any rights or properties of Alexander or NEG may be lost or subjected to any preferential purchase or other similar rights by reason of, the transactions contemplated by this Agreement;

               (b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

               (c) notice of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, against, relating to or involving or otherwise affecting Alexander, NEG or Acquisition or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed in a Schedule which relate to the consummation of the transactions contemplated by this Agreement.

          4.13 Tax Free Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other parties shall otherwise agree in writing, none of NEG, Acquisition, any other Subsidiary of NEG, Alexander or any Subsidiary of Alexander shall knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of NEG's combination with Alexander as a tax free reorganization under the Code.

          4.14 Recognition of Employment and Severance Agreements. Alexander has previously adopted certain employment and severance agreements for certain of its executive officers entitled The Alexander Energy Corporation Employment Agreement, The Alexander Energy Corporation Special Severance Agreement, and The Alexander Energy Corporation Separation Policy (collectively such agreements are herein called the "Severance Agreements") which are listed on
Schedule 3.18. NEG recognizes that the Severance Agreements are a significant benefit to the affected employees of Alexander and acknowledges that NEG has reviewed these Severance Agreements and agrees that, after the Effective Time, such agreements remaining in existence after the Effective Time will be enforceable against NEG to the same extent as enforceable against Alexander prior to the Merger. NEG agrees that it shall take no acts to terminate, amend or modify the Severance Agreements in any manner which would be detrimental to the employees of Alexander who are covered under the Severance Agreements without the prior consent of the employee who would be adversely effected by any such termination, amendment or modification.

                            ARTICLE V

           CONDITIONS OF MERGER; ABANDONMENT OF MERGER

          5.01 Conditions of Obligations of Alexander. The obligations of Alexander to effect the Merger shall be subject to the following conditions:

               (a) Resolutions of Shareholders and Board of Directors. NEG and Acquisition shall have furnished Alexander with (i) certified copies of resolutions duly adopted by the holders of at least a majority of the outstanding stock of NEG and Acquisition entitled to vote thereon approving and authorizing the transactions contemplated by this Agreement and (ii) certified copies of resolutions duly adopted by the Board of Directors of NEG and Acquisition authorizing all necessary and proper corporate action to enable NEG and Acquisition to comply with the terms of this Agreement and approving the execution and delivery to Alexander of this Agreement.

               (b) Representations and Warranties of NEG and Acquisition to be True. Except to the extent waived in writing by Alexander hereunder, (i) the representations and warranties of NEG and Acquisition herein contained shall be true in all material respects at the Time of Filing with the same effect as though made at such time; and (ii) NEG and Acquisition shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by them prior to the Time of Filing. Each of NEG and Acquisition shall have also delivered to Alexander a certificate, dated the Closing Date and signed by two of their respective officers, to both of the aforementioned effects. In the event any of the Schedules need to be updated as a result of any events that have occurred since the execution of this Agreement, such certificate shall have attached to it updates of all such Schedules to this Agreement; provided, however, no change in or amendment to a Schedule by a party hereto made after the date hereof shall constitute a waiver hereunder of any right of the other party or any condition to the such other party's obligations hereunder without the specific written consent of such other party.

               (c) Third Party Consents. NEG shall have obtained and delivered to Alexander consents to the transactions contemplated by this Agreement from the parties to all material contracts referred to in the Schedules attached hereto in accordance with this Agreement, which require such consent.

               (d) Registration of NEG Stock. The Registration Statement shall have been declared effective under the 33 Act and applicable state securities laws, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or be pending.

               (e) No Material Adverse Change. There shall not have occurred since December 31, 1995, (i) any material adverse change in the business, properties, results of operations or financial condition of NEG and its Consolidated Subsidiaries, considered as one enterprise, or (ii) any loss or damage to any of the properties or assets (whether or not covered by insurance) of NEG or any of its Consolidated Subsidiaries which, in either case, will have a Material Adverse Effect on NEG.

               (f) Statutory Requirements. All statutory requirements for the valid consummation by NEG of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all Governmental Bodies required to be obtained in order to permit consummation by NEG of the transactions contemplated by this Agreement and to permit the business presently carried on by NEG to continue unimpaired to any material degree immediately following the Effective Date of the Merger shall have been obtained. Neither the Federal Trade Commission, the United
States Department of Justice, nor any other governmental agency, whether federal, state or local, shall have instituted (or threatened to institute in a writing directed to NEG or Alexander or any of the NEG or Alexander Subsidiaries) an investigation which is pending at the Time of Filing relating to the Merger, and between the date of this Agreement and the Time of Filing no action or proceeding shall have been instituted or, to the knowledge of NEG, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

               (g) Opinion of Counsel of NEG. Alexander shall have received from Strasburger & Price, LLP, counsel to NEG, an opinion dated the Closing Date, in form and substance satisfactory to Alexander's counsel, McAfee & Taft A Professional Corporation, to the effect that (i) each of NEG and the NEG Subsidiaries is a corporation duly incorporated and validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) each of NEG and the NEG Subsidiaries has the corporate power to carry on its business as now being conducted;
(iii) the authorized capital stock of NEG and the number of shares of capital stock outstanding are as set forth in Section 2.02 of this Agreement, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable; (iv) the shares of NEG Common Stock into which the shares of Alexander Common Stock are to be converted pursuant to Article I of this Agreement have been duly authorized and, immediately after the Effective Date of the Merger, will be duly and validly issued and will be fully paid and nonassessable; (v)
NEG and Acquisition each has the requisite corporate power and authority and has taken all requisite corporate action necessary to enable NEG and Acquisition to execute and deliver this Agreement and to consummate the transactions contemplated thereby; (vi) this Agreement has been duly and validly executed and delivered by NEG and Acquisition and is the valid, binding and enforceable obligation of NEG and Acquisition (subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally, and to principles of equity); (vii) neither the execution and delivery by NEG and Acquisition of this Agreement nor compliance with the terms and provisions thereof will violate any law, statute, rule or regulation, injunction, order or decree of any governmental agency or authority or court, of which such counsel is aware, or conflict with or result in the breach of any term, condition or provision of any material agreement or commitment listed as an exhibit to or described in the NEG Reports and any SEC filings under Section 4.02(d) hereof, or cause any acceleration of maturity of any material obligation or loan known to such counsel, or give to others any material interests or rights known to counsel (including rights of termination or cancellation) in or with respect to any material properties or assets; (viii) to such counsel's knowledge, neither NEG nor any NEG Subsidiary is engaged in any legal or administrative proceeding which is reasonably likely to have a Material Adverse Effect on NEG; (ix) except as described in such opinion, to such counsel's knowledge, all authorizations, consents and approvals of all Governmental Bodies required to be obtained by NEG and Acquisition in order to permit consummation of the Merger (excluding state securities or "Blue Sky" requirements) have been obtained; and (x) upon filing of the Certificate of Merger, the Merger shall become effective in accordance with this Agreement.

          Such counsel shall also provide a statement in their opinion letter to the effect that nothing has come to their attention that would lead them to believe the Registration Statement with respect to the information supplied by NEG (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement-Prospectus with respect to the information supplied by NEG (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time the Proxy Statement-Prospectus was mailed or at the Effective Date of the Merger, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Such opinion shall also cover such other matters incidental to the matters herein contemplated as Alexander and its counsel may reasonably request. In rendering such opinion, counsel may rely, to the extent counsel determines such reliance necessary or appropriate, upon opinions of local counsel as to matters of law other than that of the United States and Texas and, as to matters of fact, upon certificates of state officials or of any officer or officers of NEG provided the extent of such reliance is stated in the opinion.

               (h) Fairness Opinion. Alexander shall have received an opinion, dated as of the date of this Agreement and confirmed as of the date of the Proxy Statement-Prospectus, from Prudential
Securities Incorporated to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Alexander
Common Stock, which opinion shall not have been withdrawn.

               (i) NEG Stock Price. The average closing sales price for the NEG Common Stock on the Nasdaq National Market for the ten
(10) trading days immediately prior to the Closing Date (the "NEG
Average Price") shall not be less than $2.40.

               (j) NEG Financing. Alexander shall have received on or before the date of this Agreement satisfactory evidence of a commitment from a bank or banks to provide NEG with financing after the Closing for not less than $65,000,000 (the "Commitment"), which Commitment may not be amended or terminated on or before the Effective Time.

               (k) Filing of Form S-4. NEG shall have filed with the SEC the Registration Statement on Form S-4 used to register the shares of NEG Common Stock to be exchanged for the shares of Alexander Common Stock pursuant to this Agreement on or before June 14, 1996.

          5.02 Conditions of Obligation of NEG. The obligation of NEG to effect the Merger shall be subject to the following conditions:

               (a) Resolutions of Shareholders and Boards of Directors. Alexander shall have furnished NEG with (i) certified copies of resolutions duly adopted by the holders of at least a majority of the outstanding stock of Alexander entitled to vote thereon approving and authorizing the transactions contemplated by this Agreement and (ii) certified copies of resolutions duly adopted by the Board of Directors of Alexander authorizing all necessary and proper corporate action to enable Alexander to comply with the terms of this Agreement and approving the execution and delivery to NEG of this Agreement.

               (b) Representations and Warranties of Alexander to be True. Except to the extent waived in writing by NEG hereunder,
(i) the representations and warranties of Alexander herein contained shall be true in all material respects at the Time of Filing with the same effect as though made at such time; and
(ii) Alexander shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Time of Filing. Alexander shall have also delivered to NEG a certificate of Alexander, dated the Closing Date and signed by two of its officers, to both of the aforementioned effects. In the event any of the Schedules need to be updated as a result of any events that have occurred since the execution of this Agreement, such certificate shall have attached to it updates of all Schedules to this Agreement; provided, however, no change in or amendment to a Schedule by a party hereto made after the date hereof shall constitute a waiver hereunder of any right of the other party or any condition to the such other party's obligations hereunder without the specific written consent of such other party.

               (c) Third Party Consents. Alexander shall have obtained and delivered to NEG consents to the transactions contemplated by this Agreement from the parties to all material contracts referred to in the Schedules attached hereto in accordance with this Agreement, which require such consent.

               (d) Registration of NEG Stock. The Registration Statement shall have been declared effective under the 33 Act and applicable state securities laws, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or be pending.

               (e) No Material Adverse Change. There shall not have occurred since December 31, 1995 (i) any material adverse change in the business, properties, results of operations or financial condition of Alexander and its Consolidated Subsidiaries, considered as one enterprise, or (ii) any loss or damage to any of the properties or assets (whether or not covered by insurance) of Alexander or any of its Consolidated Subsidiaries which, in either case, will have a Material Adverse Effect on Alexander.

               (f) Statutory Requirements. All statutory requirements for the valid consummation by Alexander of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all Governmental Bodies required to be obtained in order to permit consummation by Alexander of the transactions contemplated by this Agreement and to permit the business presently carried on by Alexander to be continued by Acquisition unimpaired to any material degree immediately following the Effective Date of the Merger shall have been obtained. Neither the Federal Trade Commission, the United
States Department of Justice, nor any other governmental agency, whether federal, state or local, shall have instituted (or threatened to institute in a writing directed to NEG or Alexander or any of the NEG or Alexander Subsidiaries) an investigation which is pending at the Time of Filing relating to the Merger, and between the date of this Agreement and the Time of Filing no action or proceeding shall have been instituted or, to the knowledge of Alexander, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

               (g) Opinion of Counsel of Alexander. NEG shall have received from McAfee & Taft A Professional Corporation, counsel to Alexander, an opinion, dated the Closing Date, in form and substance satisfactory to NEG counsel, Strasburger & Price, LLP, to the effect that (i) each of Alexander and the Alexander
Subsidiaries is a corporation duly incorporated and validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) each of Alexander and the Alexander Subsidiaries has the corporate power to carry on its business as now being conducted; (iii) the authorized capital stock of Alexander and the number of shares of capital stock outstanding are as set forth in Section 3.02 of this Agreement, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable; (iv) Alexander has the requisite corporate power and authority and has taken all requisite corporate action necessary to enable it to execute and deliver this Agreement and to consummate the transactions contemplated thereby; (v) this Agreement has been duly and validly executed and delivered by Alexander and is the valid, binding and enforceable obligation of Alexander (subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally, and to principles of equity); (vi) neither the execution and delivery by Alexander of this Agreement nor compliance with the terms and provisions of thereof will violate any law, statute, rule or regulation, injunction, order or decree of any governmental agency or authority or court, of which such counsel is aware, or conflict with or result in a breach of any term, condition or provision of any material agreement or commitment listed as an exhibit to or described in the Alexander reports and any SEC filings under
Section 4.01(d) hereof, or cause any acceleration or maturity of any material obligation or loan known to such counsel, or give to others any material interests or rights known to counsel (including rights of termination or cancellation) in or with respect to any material properties or assets; (vii) to such counsel's knowledge, neither Alexander nor any Alexander Subsidiary is engaged in any legal or administrative proceeding which is reasonably likely to have a Material Adverse Effect on Alexander; (viii) except as described in such opinion, to such counsel's knowledge, all authorizations, consents and approvals of all Governmental Bodies required to be obtained by Alexander in order to permit consummation of the Merger (excluding state securities or "Blue
Sky" requirements) have been obtained; (ix) upon filing of the Certificate of Merger, the Merger shall become effective in accordance with this Agreement; (x) no anti-takeover statutes or regulations under Oklahoma law are applicable to the transactions contemplated by the Agreement, including but not limited to Section 1090.3 of the Oklahoma Act; and (xi) no Associated Rights will become exercisable as a result of consummating the transactions contemplated by the Agreement.

          Such counsel shall also provide a statement in their opinion letter to the effect that nothing has come to their attention that would lead them to believe the Registration Statement with respect to the information supplied by Alexander (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement-Prospectus with respect to the information supplied by Alexander (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time the Proxy Statement-Prospectus was mailed or at the Effective Date of the Merger, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Such opinion shall also cover such other matters incidental to the matters herein contemplated as NEG and its counsel may reasonably request. In rendering such opinion, counsel may rely, to the extent counsel determines such reliance necessary or appropriate, upon opinions of local counsel as to matters of law other than that of the United States and Oklahoma and, as to matters of fact, upon certificates of state officials and of any officer or officers of Alexander provided the extent of such reliance is specified in the opinion.

               (h) Receipt of Letters from Alexander Affiliates. NEG shall have received from each Alexander Affiliate a duly executed letter substantially in the form of Exhibit C attached hereto.

               (i) Fairness Opinion. NEG shall have received an opinion, dated as of the date of this Agreement and confirmed as of the date of the Proxy Statement-Prospectus, from Oppenheimer & Co., Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of NEG Common Stock, which opinion shall not have been withdrawn.

               (j) Outstanding Alexander Common Stock. Alexander shall have no more than 12,850,000 shares of Alexander Common Stock outstanding, on a fully diluted basis, immediately prior to the Effective Time.

               (k) NEG Stock Price. The NEG Average Price shall not be greater than $3.60.

               (l) NEG Financing. NEG shall have received on or before the date of this Agreement the Commitment, and such bank or banks shall fund the loan described in the Commitment on the terms set forth therein simultaneous with the Closing. NEG shall use its best efforts to cause the loan described in the Commitment to close simultaneous with the Closing; provided, however, that NEG shall not be obligated to close if the sum of the refinancing of the existing debt of NEG and Alexander and the costs of closing the transactions contemplated by this Agreement (including all estimated costs under Section 1.08) exceeds $80,000,000.

          5.03 Conditions of Obligations of NEG and Alexander. The obligations of each of NEG and Alexander to effect the Merger shall be subject to the following conditions:

               (a) Tax Opinion. NEG, Alexander and Acquisition shall have received an opinion of Strasburger & Price, LLP, in form and substance satisfactory to NEG, Alexander and Acquisition, dated the date of this Agreement and confirmed as of the date of the Proxy Statement-Prospectus and confirmed as of the Effective Date, substantially to the effect that, for United States federal income tax purposes, on the basis of facts, representations and assumptions set forth in such opinion (and such facts so stated, represented or assumed and information relied upon will not, to the actual knowledge of the attorneys with such law firm devoting substantive attention to this matter, be false or incorrect as of the date of such opinion):

                          (i)  The Merger will constitute a
                reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and Alexander, NEG and Acquisition will each be a party to that reorganization within the meaning of
                Section 368(b) of the Code;

                         (ii)  No gain or loss will be recognized
                by NEG, Acquisition or Alexander for federal income tax purposes as a result of the Merger;

                          (iii) No gain or loss will be recognized
                for federal income tax purposes by holders of Alexander Common Stock who are United States persons (within the meaning of the Code) upon the exchange of their shares of Alexander Common Stock for shares of NEG Common Stock pursuant to the conversion of shares that will occur in the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received (i) in lieu of fractional shares of NEG Common Stock, or (ii) for shares of Alexander Common Stock pursuant to exercise of dissenters' rights of appraisal;

                          (iv) For federal income tax purposes,
                the basis of the shares of any NEG Common Stock received in exchange for shares of Alexander Common Stock pursuant to the Merger will be the same as the basis of the Alexander Common Stock surrendered in exchange therefor, decreased by the amount of any tax basis allocable to (i) a fractional share interest for which cash is received, or (ii) shares for which cash is received pursuant to exercise of dissenter's rights of appraisal; and

                          (v)  For federal income tax purposes,
                the holding period of the shares of NEG Common Stock received in exchange for shares of Alexander Common Stock will include the holding period of such shares of Alexander Common Stock, provided that such shares of Alexander Common Stock were held as capital assets by the holder thereof as of the Effective Date.

                          (vi) In rendering such opinion,
                Strasburger & Price, LLP, may receive and rely upon representations contained in certificates of Alexander, NEG and Acquisition.

                (b) Payment of Prudential and McAfee & Taft. Alexander, and if Alexander is financially unable, NEG, as immediate successor to Alexander, shall pay any and all fees or expenses due Prudential Securities Incorporated ("Prudential") and McAfee & Taft for services rendered to Alexander in conjunction with the Merger, in cash or other readily available funds acceptable to Prudential and McAfee & Taft, as the case may be, at or immediately prior to Closing.

          5.04 Termination of Agreement and Abandonment of Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Time of Filing, whether before or after approval of this Agreement by the respective shareholders of Alexander and NEG, as follows, and in no other manner:

                (a) Mutual Consent. By mutual consent of the Boards of Directors of Alexander and NEG.

                (b)  By Alexander.  By the Board of Directors of
Alexander if, by October 1, 1996, the conditions set forth in
Section 5.01 or 5.03 of this Article V shall not have been met (or waived as provided in this Agreement).

                (c) By NEG. By the Board of Directors of NEG if, by October 1, 1996, the conditions set forth in Section 5.02 or
5.03 of this Article V shall not have been met (or waived as provided in this Agreement).

          5.05 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article V, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 4.01 or 4.02 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                            ARTICLE VI

                             GENERAL

          6.01 Amendments. Subject to applicable law, this Agreement and the form of any exhibit attached hereto may be amended upon authorization by the Boards of Directors of the parties hereto before and after the meetings of shareholders referred to in Section 4.03 of Article IV hereof at any time prior to the Time of Filing except that no such amendment after any shareholders' meeting approving the Merger shall affect the rates of conversion and exchange provided for in Article I of this Agreement.

          6.02  "Subsidiaries"; "Material Adverse Effect";
"Knowledge".

                (a)  A "S(s)ubsidiary" with respect to any
corporation referred to in this Agreement shall mean a corporation (or equivalent legal entity under foreign law) of which NEG, Alexander or any other corporation referred to in this Agreement, as the case may be, owns more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies, entitled to vote for the election of a majority of the directors except that, with respect to consolidated financial statements referred to in this Agreement, a "S(s)ubsidiary" shall include only those corporations the accounts of which are consolidated with NEG or Alexander or any other corporation referred to in this Agreement, as the case may be.

                (b) Whenever in this Agreement the term "Material Adverse Effect" is used with respect to any entity, it shall mean any material adverse change in or effect upon the business, operations, assets, properties or financial condition of such entity and its Subsidiaries considered as a single enterprise.

                (c)  Whenever in this Agreement the term
"knowledge" is used with respect to any entity, it shall mean the actual knowledge of the officers and directors of the entity, after reasonable investigation and all knowledge which such officers or directors, as the case may be, after the exercise of reasonable judgment, should have known.

          6.03 Schedules. The Schedules delivered pursuant to the terms of this Agreement shall be bound together, initialed by each of Alexander and NEG and deemed attached hereto and made a part hereof. To the extent any information disclosed in a schedule to any Section of this Agreement or the initialed documentation referred to in the next succeeding sentence is also responsive disclosure to any other Section of this Agreement, such disclosure shall have been deemed referred to therein. To the extent Alexander or NEG makes a representation in a Section of this Agreement that does not call for a disclosure schedule, and such disclosure is made in a schedule to this Agreement it shall be nonetheless deemed disclosed under this Agreement, as shall documentation concurrently furnished to the other party with such Schedules.

          6.04  Survival of Covenants, Representations and
Warranties. The respective covenants, representations and warranties of Alexander, NEG and Acquisition contained herein shall expire and be terminated at the Effective Time, unless otherwise specifically herein provided.

          6.05 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

          6.06 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed as follows:

          (a)   If to Alexander:

                Alexander Energy Corporation
                701 Cedar Lake Blvd.
                Oklahoma City, Oklahoma 73114-7800

                Attention:  Mr. Bob G. Alexander
                            President

                Facsimile No.: (405) 552-4550

                with a copy to:

                McAfee & Taft
                A Professional Corporation
                10th Floor, Two Leadership Square
                Oklahoma City, Oklahoma 73102

                Attention:  Jerry A. Warren, Esq.

                Facsimile No.: (405) 235-0439

          (b)   If to NEG or Acquisition:

                National Energy Group, Inc.
                1400 One Energy Square
                4925 Greenville Avenue
                Dallas, Texas  75206

                Attention:  Mr. Miles D. Bender, President

                Facsimile No.: (214) 692-9310

                with a copy to:

                Strasburger & Price, LLP
                901 Main Street, Suite 4300
                Dallas, Texas  75202

                Attention:  Mike Joplin, Esq.

                Facsimile No.:  (214) 651-4330

          6.07 No Assignment. This Agreement may not be assigned by operation of law or otherwise.

          6.08 Fees and Expenses. All fees and expenses, including attorneys' fees, shall be borne by the respective party who has incurred such fee or expense.

          6.09 Headings. The descriptive headings of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

          6.11 Entire Agreement. This Agreement constitutes the entire agreement among NEG, Alexander and Acquisition with respect to the subject matter hereof and supersedes all other prior agreements and understandings among the parties with respect to the subject matter.

          6.12 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter NEG and Alexander shall, subject to their respective legal obligations (including requirements of the Nasdaq National Market and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with the Nasdaq National Market with respect thereto.

          6.13 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any rights of subrogation or action over or against any party to this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                                ALEXANDER ENERGY CORPORATION
ATTEST:

SUE BARNARD                     By  BOB G. ALEXANDER
Sue Barnard, Secretary              Bob G. Alexander, President


                                NEG-OK, INC.
ATTEST:

GRACE BRICKER                   By  MILES D. BENDER
Grace Bricker, Secretary            Miles D. Bender, President


                                NATIONAL ENERGY GROUP, INC.
ATTEST:

RANDALL A. CARTER               By  MILES D. BENDER
Randall A. Carter, Secretary        Miles D. Bender, President